  As filed with the Securities and Exchange Commission on March 3, 2000.

                                                 Registration No. 333-30506
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                     Pre-Effective Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                      APPLIED SCIENCE AND TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               04-2962110
    (State or other jurisdiction of      (I.R.S. Employer Identification Number)
     incorporation or organization)

                                 35 Cabot Road
                        Woburn, Massachusetts 01801-1053
                                 (781) 933-5560
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Richard S. Post, Ph.D.
   Chairman of the Board of Directors, Chief Executive Officer and President
                      Applied Science and Technology, Inc.
                                 35 Cabot Road
                        Woburn, Massachusetts 01801-1053
                                 (781) 933-5560
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                With copies to:
      Neil H. Aronson, Esquire               John M. Westcott, Jr. Esquire
   Beverly A. Armstrong, Esquire                   Hale and Dorr LLP
Mintz, Levin, Cohn, Ferris, Glovsky                 60 State Street
          and Popeo, P.C.                     Boston, Massachusetts 02109
        One Financial Center                         (617) 526-6000
    Boston, Massachusetts 02111
           (617) 542-6000
                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                        Proposed Maximum
  Title of Each Class of     Amount to be       Proposed Maximum       Aggregate Offering      Amount of
Securities to be Registered  Registered(1) Offering Price per Share(2)      Price(2)      Registration Fee(4)
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value(3)..............        2,990,000             $30.75              $91,942,500.00       $24,272.82
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Includes up to 390,000 shares of common stock that the underwriters have an option to purchase pursuant to a 30-day over-allotment option.

(2) Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low prices of the common stock of $30.75 as reported on the Nasdaq National Market on February 28, 2000.
(3) The shares of common stock being registered hereunder, if issued prior to the termination of the Applied Science and Technology, Inc. Shareholder Rights Plan, shall include Rights to purchase a Unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the common stock.

(4) The registration fee was previously paid in connection with the filing of the Registration Statement.

                                --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                SUBJECT TO COMPLETION, DATED MARCH 3, 2000

                             2,600,000 Shares

                                 Logo of Astex

                                  Common Stock

                                  -----------

  We are offering 2,500,000 shares and the selling stockholders are selling 100,000 shares of our common stock with this prospectus. We will not receive any of the proceeds from shares of our common stock sold by the selling stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "ASTX." The last reported sale price of our common stock on the Nasdaq National Market on March 2, 2000 was $35.125 per share.

                                  -----------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 4.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds, before expenses, to ASTeX.............................   $       $
Proceeds, before expenses, to the selling stockholders..........   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an additional 390,000 shares from us to cover any over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common stock to
investors on     , 2000.

                                  -----------
Robertson Stephens
           CIBC World Markets
                    Needham & Company, Inc.
                                                    Adams, Harkness & Hill, Inc.

               The date of this Prospectus is March  , 2000

[Diagrams of semiconductor fabrication and advanced packaging processes showing the process steps in which ASTeX current and developing products are used.]

ASTeX In Semiconductor Processing

Semiconductor Fabrication

Bare Wafer

EPI

Ion Implant

Deposition

CMP

Lithography

Clean

Strip

Etch

Advanced Packaging

Bump Fabrication

Sort & Test

Dice

Direct Attach

Final Test

Current Products

Developments

No ASTeX Products

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different than that contained in this prospectus. We are not, and the underwriters are not, making an offer to sell and seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................  iv
Incorporation of Certain Documents by Reference..........................  iv
Prospectus Summary.......................................................   1
Special Note Regarding Forward-Looking Statements........................   4
Risk Factors.............................................................   4
Use of Proceeds..........................................................  13
Capitalization...........................................................  14
Price Range of Common Stock..............................................  15
Dividend Policy..........................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  25
Management...............................................................  38
Principal and Selling Stockholders.......................................  42
Underwriting.............................................................  44
Experts..................................................................  45
Legal Matters............................................................  45
Index to Consolidated Financial Statements and Financial Statement
 Schedule................................................................ F-1

                               ----------------

   Our trademarks, Applied Science and Technology(R), Inc., ASTeX(R), ASTRON(R) and Plasma Dome(R) have been registered with the United States Patent and Trademark Office. CPS(TM), Gladiator(TM), Liquozon(TM), PQ Series III(TM), Semozon(TM), Series V(TM), Shamrock(TM), SmartMatch(TM), SmartPower(TM) and SmartSet(TM) are our trademarks or service marks. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

   This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, or

  . obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock that are part of this offering are sold. The documents we are incorporating by reference are:

  . our Annual Report on Form 10-K for the year ended June 26, 1999, filed on September 25, 1999;

  .  our Proxy Statement, filed on October 20, 1999;

  . our Quarterly Report on Form 10-Q for the quarter ended September 25, 1999, filed on November 10, 1999;

  . our Quarterly Report on Form 10-Q for the quarter ended December 25, 1999, filed on February 8, 2000; and

  . the description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 33-96098-B) declared effective by the SEC on November 9, 1993, including any amendments or reports filed for the purpose of updating such description.

   You may request a copy of these filings at no cost by writing or telephoning our Chief Financial Officer at the following address and number:

     Applied Science and Technology, Inc.
     35 Cabot Road
     Woburn, Massachusetts 01801-1053
     (781) 933-5560

   This prospectus is part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference in or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                               PROSPECTUS SUMMARY

   This summary is not complete and does not contain all of the information that you should consider before buying shares in this offering. You should read the following summary together with the more detailed information and consolidated financial statements, and the notes to the financial statements appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of the factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                                  Our Business

   We are a worldwide leader in the design, development, manufacture and support of high performance reactive gas modules and power supplies used in semiconductor device manufacturing and medical markets, as well as etch and deposition systems for semiconductor advanced packaging, telecommunications and magnetic sensors. Our modules create reactive gases used to deposit and etch thin films during various steps in the manufacture of semiconductor devices. Our modules help manufacturers improve yields, reduce overall production costs and improve time to market. Our systems provide etch and deposition solutions to high-growth end markets, including semiconductor packaging, telecommunications and magnetic sensors.

   Reactive gas processes provide important advantages relative to other types of chemical processes, including higher precision and efficiency, lower cost, and minimal damage to key materials. Reactive gases are used in many process steps in semiconductor device fabrication including etch, strip, deposition, chamber clean and wafer clean. Advances in semiconductor fabrication technology will continue to be characterized by shrinking feature size and an increasing number of process steps, which create more opportunities for the use of reactive gases. Our expertise in designing and manufacturing these products allows us to address the advancing technology needs of our customers and to capitalize on the desire of our OEM customers to outsource technology solutions to their supply partners.

   The semiconductor industry has grown significantly over the past decade. According to Dataquest, a leading market research firm, the semiconductor wafer fabrication equipment industry will grow from $17.5 billion in 1999 to $34.0 billion in 2001. Many factors drive this growth in equipment purchases, including capacity expansion, advanced packaging techniques and shrinking line widths.

   Since 1987, we have supplied products to the semiconductor industry, earning a reputation for advanced process technology and manufacturing excellence. We maintain sales, service and/or manufacturing offices throughout the world. Our customers include semiconductor OEMs and end users.

   Our objective is to be the premier worldwide supplier of reactive gas solutions for the semiconductor capital equipment market and establish a leadership position providing differentiated etch, strip and deposition solutions to selected high growth markets. We intend to pursue the following strategies:
  . Extend the use of our core technologies in the semiconductor processing market;
  . Leverage our technology leadership into systems sales in new markets;
  . Capitalize on our global sales and service to accelerate worldwide growth;
  . Continue to build collaborative development relationships with key customers; and
  . Grow through strategic acquisitions.
                                  Our Address

   Our principal executive offices are located at 35 Cabot Road, Woburn, Massachusetts 01801-1053 and our telephone number is (781) 933-5560. Our corporate web site is www.astex.com.

                                  The Offering

   Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option. The calculation of the shares of common stock outstanding in the table below is based on the number of shares outstanding as of February 15, 2000.

 Common stock offered by ASTeX.............. 2,500,000 shares(1)
 Common stock offered by selling             100,000 shares
  stockholders..............................
 Common stock outstanding after the offering 14,205,345 shares(2)
  ..........................................
 Use of proceeds............................ We expect to use the proceeds of this offering for general working
                                             capital purposes, including
                                             expansion of sales and marketing
                                             activities, new product
                                             development, purchases of
                                             laboratory and manufacturing
                                             equipment, expansion of
                                             manufacturing capacity at several
                                             of our manufacturing facilities,
                                             and potential acquisitions and
                                             joint ventures.
 Risk factors............................... An investment in the common stock involves risks. See "Risk
                                             Factors" on page 4 to read about
                                             the risks you should consider
                                             before buying shares of the
                                             common stock.
 Nasdaq National Market symbol.............. ASTX

--------

(1) Unless we specifically state otherwise, the information in this prospectus does not take into account the sale, pursuant to the underwriters' over-allotment option, of up to 390,000 shares of common stock which the underwriters have the option to purchase from us.

(2) The common stock outstanding after the offering does not include up to 3,900,000 shares of common stock issuable upon exercise of options previously awarded or which may be awarded in the future. Currently, options to purchase 1,506,268 shares (exercisable at a weighted-average exercise price of $12.38) are outstanding. For more information about these potential future issuances of shares of common stock, see "Risk Factors-- Future Sales of Our Stock Could Depress Its Market Price."

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                     Fiscal Years Ended                Six Months Ended
                         --------------------------------------------  ------------------
                         July 1, June 29,  June 28, June 27, June 26,  Dec. 26,  Dec. 25,
                          1995     1996      1997     1998     1999      1998      1999
                         ------- --------  -------- -------- --------  --------  --------
Consolidated Statement
 of Operations Data:(1)
Total revenue........... $20,005 $39,135   $47,967  $83,436  $78,209   $28,954   $61,668
Total cost of sales and
 revenue................  11,813  23,364    30,557   54,987   55,555    23,280    37,507
                         ------- -------   -------  -------  -------   -------   -------
Gross profit............   8,192  15,771    17,410   28,449   22,654     5,674    24,161
Operating expenses:
  Selling, general and
   administrative
   expenses.............   4,553   7,105     6,908   11,075   13,223     6,048     9,776
  Research and
   development expenses,
   net..................   2,840   5,043     7,343   11,253    9,745     4,568     6,092
  Other operating
   expenses(2)..........     --    9,702     1,500      212    2,260     1,497       --
                         ------- -------   -------  -------  -------   -------   -------
Total operating
 expenses...............   7,393  21,850    15,751   22,540   25,228    12,113    15,868
                         ------- -------   -------  -------  -------   -------   -------
Earnings (loss) from
 operations.............     799  (6,079)    1,659    5,909   (2,574)   (6,439)    8,293
Net earnings (loss)..... $ 1,128 $(7,298)  $   938  $ 4,021  $(1,251)  $(3,918)  $ 5,792
                         ======= =======   =======  =======  =======   =======   =======
Earnings (loss) per
 share:
  Basic................. $  0.19 $ (1.16)  $  0.14  $  0.50  $ (0.13)  $ (0.46)  $  0.50
                         ======= =======   =======  =======  =======   =======   =======
  Diluted............... $  0.19 $ (1.16)  $  0.14  $  0.47  $ (0.13)  $ (0.46)  $  0.48
                         ======= =======   =======  =======  =======   =======   =======
Weighted average common
 shares:
  Basic.................   5,834   6,307     6,686    8,053    9,398     8,594    11,501
                         ======= =======   =======  =======  =======   =======   =======
  Diluted...............   5,988   6,307     6,777    8,529    9,398     8,594    12,182
                         ======= =======   =======  =======  =======   =======   =======

                                                            December 25, 1999
                                                          ----------------------
                                                          Actual  As Adjusted(3)
                                                          ------- --------------
Consolidated Balance Sheet Data:
Working capital.......................................... $47,876    $130,403
Total assets.............................................  91,183     173,710
Long-term debt, excluding current maturities.............     --          --
Total liabilities........................................  15,997      15,997
Stockholders' equity.....................................  75,186     157,713

--------
(1) The consolidated statement of operations data includes the results of operations of each of the acquired companies since the date of its acquisition. See note 11 of notes to consolidated financial statements.
(2) In fiscal 1996 other operating expenses consisted of a charge of $6,887 for goodwill impairment and $2,814 for acquisition related charges, primarily for in-process research and development. In fiscal 1997, such charges consisted of in-process research and development associated with the acquisition of CPI. In fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of Sorbios. In fiscal 1999, such charges relate to various restructuring actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by us in this prospectus at an estimated offering price of $35.125 per share and after deducting the estimated underwriting discounts and estimated offering expenses. See "Capitalization."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference contain forward-looking statements including, without limitation, statements concerning the future of the industry, product development, business strategy (including the possibility of future acquisitions), continued acceptance and growth of our products and dependence on significant customers. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted below and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Semiconductor Industry Business Cycles Have a Large Effect on Our Operating Results

   Our business depends heavily upon capital expenditures by manufacturers of semiconductors. The semiconductor industry is highly cyclical, with periods of capacity shortage and periods of excess capacity. In periods of excess capacity, the industry sharply cuts purchases of capital equipment, including our products. Thus, a semiconductor industry downturn or slowdown substantially reduces our revenues and operating results and could hurt our financial condition.

   During portions of 1998 and 1999, excess capacity in the semiconductor industry caused semiconductor manufacturers to sharply cut their capital spending. The excess supply was caused primarily by a period of over-investment in the industry, as well as by cyclical demand factors. The shift in demand to low-priced personal computers and currency devaluations in Asia further reduced profits of semiconductor manufacturers. The downturn in capital spending reduced our sales during these periods, resulting in significant losses. We expect that we will continue to depend significantly on the semiconductor capital equipment industry for the foreseeable future.

Our Operating Results Often Have Large Changes from Quarter to Quarter

   Sharp swings in demand cause large changes in our quarter-to-quarter results. A number of factors contribute to these sharp changes in demand. For instance, our OEM customers keep inventories of our products and may stop buying from us during periods of weak demand for their products until they have reduced their inventories.

   Other factors which cause changes in our quarter-to-quarter results include:

  . changes in or cancellation of our customers' product plans and programs;

  . delays in, or cancellation of, significant system purchases by customers;

  . changes in the mix of our products and their gross margins;

  . delays in the development, introduction and production of our products;

  . new product introductions by competitors and competitive pricing pressures;

  . the time required for us to adjust our operating expenses to respond to changes in sales;
  . the timing of our acquisitions and their effect on our financial results; . component shortages resulting in manufacturing delays; and . pressure by customers to reduce prices, shorten delivery times and extend payment terms.

Our Stock Price Is Volatile and It May Drop Unexpectedly
   Our market segment seems particularly vulnerable to abrupt changes in investor sentiment. Stock prices of companies in the semiconductor equipment industry, including ours, can swing dramatically with little relationship to operating performance. During the past 24 months, our stock has traded at per share prices as high as $39.75 and as low as $3.125. Objective factors which could cause our stock price to change sharply include:
  . changes in our quarterly operating results for the reasons set out in the previous risk factor;

  . changes in research analysts' expectations for us or our industry or our failure to meet research analysts' estimates;
  . changes in the general economic conditions or developments in the personal computer, data storage or semiconductor industry which affect investor confidence; and
  . announcements by us or our competitors of technological innovations or new or enhanced products.

   We could be subject to class action litigation due to stock price volatility which, if it occurs, will distract our management and could result in substantial costs or large judgments against us. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business, financial condition and results of operations.

We Depend on a Few Customers for the Majority of Our Revenues

   A few customers account for a large part of our revenues. Sales to our ten largest customers accounted for 75% of revenues in the first six months of fiscal year 2000, 76% of revenues in fiscal year 1999, 72% of revenues in fiscal year 1998, and 76% of revenues in fiscal year 1997. Sales to our largest customer, Applied Materials, accounted for approximately 50% of revenues in the first six months of fiscal year 2000, 45% of revenues in fiscal year 1999, 40% of revenues in fiscal year 1998, and 38% of revenues in fiscal year 1997. We expect that sales to Applied Materials will continue to be a large part of our revenues in the future.

   Our customers may cancel orders with few penalties, including orders entered into under long-term supply agreements with us. If Applied Materials or another major customer reduces orders for any reason, our revenues, operating results, and financial condition will be hurt.

We Are Subject to Lengthy Sales and Product Acceptance Cycles

   We sell the majority of our products to OEMs that incorporate our products into the equipment they sell. OEMs consider using our products when their products are being developed. We must make a significant capital investment to develop products for our OEM customers well before their products are introduced and before we can be sure that we will recover our capital investment through sales to the OEMs in significant volume. We are also at risk during the development phase that our product may fail to meet our customers' technical or cost requirements and may be replaced by a competitive product or alternate technology solution. If that happens, we may be unable to recover our development costs. If our customers fail to introduce their products in a timely manner or the market does not accept their products, our business and our financial results would be hurt.

   During any quarter, we are subject to a significant change in our operating results due to the timing of systems sales. During any quarter, a significant portion of our revenue may be derived from the sale of a relatively small number of systems. Our systems range in price from $250,000 to $3.0 million. Also sales cycles for larger systems orders can be much longer than sales cycles for components. Any new systems introduced by us may not achieve a significant degree of market acceptance or, once accepted, may fail to sell well for any significant period.

Future Acquisitions or Investments Could Disrupt Our Ongoing Business, Distract Our Management and Employees, Increase Our Expenses and Adversely Affect Our Business

   We anticipate that a portion of any future growth may be accomplished by acquiring existing businesses. The success of any acquisitions will depend upon a number of factors, including our ability to integrate acquired personnel, operations, products and technologies into our organization, to retain and motivate key personnel of acquired businesses and to retain customers of acquired firms. We cannot assure you that we will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms or integrate acquired personnel and operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from other business concerns. Furthermore, we may issue equity securities or incur debt to pay for any future acquisitions. If we issue equity securities, your percentage ownership of our company would be reduced.

We Are Growing and May Be Unable to Manage Our Growth Effectively

   We have been experiencing a period of growth and expansion. This growth and expansion is placing significant demands on our management and our operating systems. We need to continue to improve and expand our management, operational and financial systems, procedures and controls, including accounting and other internal management systems, quality control, delivery and service capabilities. In addition, we will need to continue to attract and retain additional management, research and development and manufacturing personnel to handle possible future growth.

   In order to manage our growth, we may also need to spend significant amounts of cash to:

  . fund increases in expenses;

  . take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

  . otherwise respond to unanticipated developments or competitive pressures.

   If we do not have enough cash on hand, cash generated from our operations or cash available under our credit facility to meet these cash requirements, we will need to seek alternative sources of financing to carry out our growth and operating strategies. We may not be able to raise needed cash on terms acceptable to us, or at all. Financing may be on terms that are dilutive or potentially dilutive. If alternative sources of financing are required but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding.

We May Have Difficulty Managing Cycles of Growth and Downturns

   We have recently had a cycle of rapid growth followed by a downturn. These expansions and contractions strain our management, manufacturing, financial and other resources. In an expansion, our systems, procedures, controls and existing space may not be adequate and we may face difficulties in hiring and training needed personnel. In a contraction, it may be costly to maintain current levels of personnel and overhead. If we fail to manage growth or downturns effectively, our future financial condition, revenues and operating results could be hurt. Our severe business cycles exacerbate the difficulties of attracting and retaining highly qualified personnel who are vital to our success.

We Are Highly Reliant on Key Management

   Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of any of these key personnel, who would be extremely difficult to replace, could harm our business and operating results. During downturns in our industry, we have often experienced significant employee attrition, and we may experience further attrition in the event of a future downturn. Although we have employment and noncompetition agreements with key members of our senior management team, including Messrs. Post, Chisholm, Hurley, Burg and Ross, these individuals or other key employees may nevertheless leave our company. We do not have key person life insurance on any of our executives. Competition for management in our industry is intense, and we may not be successful in attracting and retaining key management personnel.

Our Markets Are Very Competitive and Competing Technologies May Render Some or All of Our Products or Future Products Noncompetitive

   The markets for our products are very competitive. Many of our current and potential competitors have much greater resources than we have. A number of established semiconductor equipment manufacturers, including some of our significant customers, have expended significant resources in developing improved reactive gas systems and components. We may not be successful in selling our products to our customers, regardless of the performance or the price of our products. Our competitors may develop superior or lower priced products. Moreover, our customers' own markets are highly competitive. Our customers buy our products only when they are successful in selling their own products. Consequently, if our customers fail to compete effectively, our sales could be hurt.

Rapid Technology Change May Make Our Products Obsolete

   Technology changes rapidly in the markets we serve. Our success will depend upon our ability to anticipate these changes, enhance our existing products and develop new products to meet customer requirements and achieve market acceptance. We may not be able to do those things correctly or soon enough. If we fail in these efforts, our products will become obsolete, which will hurt our operating results and financial position.

We Must Achieve Design Wins to Retain Our Existing OEM Customers and to Obtain New OEM Customers

   The constantly changing nature of semiconductor fabrication technology requires OEMs to continually design new systems. We often must work with these manufacturers early in their design cycles to modify our equipment to meet the requirements of the new systems. Manufacturers typically choose one or two vendors to provide the products for use with the early system shipments. Selection as one of these vendors is called a design win. We must achieve these design wins in order to retain existing customers and to obtain new customers.

   Once a manufacturer chooses a supplier of modules or systems, it is likely to retain that supplier for an extended period of time. Our sales and growth could experience material and prolonged adverse effects if we fail to achieve design wins. In addition, design wins do not always result in substantial sales or profits.

   We believe that OEMs often select their suppliers based on factors such as long-term relationships. Accordingly, we may have difficulty achieving design wins from OEMs who are not currently customers. In addition, we must compete for design wins for new systems and products of our existing customers, including those with whom we have had long-term relationships.

Development of New Products is Risky and We May Not Be Successful in Anticipating Market Trends

   We expect to spend a significant amount of time and resources developing new products and refining existing products and systems. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of new systems.

Our ability to commercially introduce and successfully market new products is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay introduction of these systems. In addition, since our customers are not obligated by long-term contracts to purchase our products, our anticipated product orders may not materialize, or orders that do materialize may be cancelled. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales in order to recoup research and development expenditures. We may also divert sales and marketing resources from our current products in order to successfully launch and promote our new products. This diversion of resources could have a further negative effect on sales of our current products.

   The success of our product development efforts depends on our ability to anticipate market trends and the price, performance and functionality requirements of semiconductor device and equipment manufacturers. In order to anticipate these trends and ensure that critical development projects proceed in a coordinated manner, we must continue to collaborate closely with our largest customers. Our relationships with these and other customers provide us with access to valuable information regarding trends in the semiconductor device industry, which enables us to better plan our product development activities. If our current relationships with our large customers are impaired, or if we are unable to develop similar collaborative relationships with important customers in the future, our long-term ability to produce commercially successful products will be impaired.

   Our industry is characterized by the need for continual investment in research and development as well as customer service and support. As a result of our need to maintain our spending levels in these areas, our operating results could be materially harmed if our revenues fall below expectations. In addition, because of our emphasis on research and development and technological innovation, our operating costs may increase further in the future. We expect our level of research and development expenses to increase in absolute dollar terms for at least the next several years.

We Conduct Manufacturing At Only A Few Sites

   We conduct the majority of our manufacturing at our facilities in Woburn and Wilmington, Massachusetts and Colorado Springs, Colorado. Future natural or other uncontrollable occurrences at any of our manufacturing facilities that negatively impact our manufacturing processes may not be fully covered by insurance and could have a material adverse effect on our operations and results of operations.

Economic Problems in Asia May Hurt Our Sales

   Asia is an important region for the markets we serve and has accounted for a large part of our revenues. In recent years, Asia has experienced serious economic problems including currency devaluations, debt defaults, lack of liquidity and recessions. Our revenues depend upon the capital expenditures of semiconductor manufacturers, many of whom have operations and customers in Asia. Serious economic problems in Asia would likely result in a significant decrease in the sale of equipment to the semiconductor industry. Economic difficulties in this region could also damage the economies of the U.S. and Europe and ultimately the domestic demand for our products. Therefore, weak economic conditions in Asia would likely negatively impact our future financial condition, revenues and operating results.

Our Dependence on Sole and Limited Source Suppliers Could Affect Our Ability to Manufacture Products and Systems

   We rely on sole and limited source suppliers for a few of our components and subassemblies that are critical to the manufacturing of our products. This reliance involves several risks, including the following:

  . the potential inability to obtain an adequate supply of required components;

   .reduced control over pricing and timing of delivery of components; and

  . the potential inability of our suppliers to develop technologically advanced products to support our growth and development of new systems.

   We believe that in time we could obtain and qualify alternative sources for most sole and limited source parts. Seeking alternative sources of the parts could require us to redesign our systems, resulting in increased costs and likely shipping delays. We may be unable to redesign our systems, which could result in further costs and shipping delays. These increased costs would decrease our profit margins if we could not pass the costs to our customers. Further, shipping delays could damage our relationships with current and potential customers and have a material adverse effect on our business and results of operations.

Our Dependence upon International Sales and Non-U.S. Suppliers Involves Significant Risk

   We do business worldwide, both directly and through sales to United States-based OEMs, who sell their products internationally. International sales accounted for 19% of revenues in the first six months of fiscal year 2000, 20% of revenues in fiscal year 1999, 23% of our revenues in fiscal year 1998, and 21% of revenues in fiscal year 1997. International sales will continue to account for a significant percentage of our revenues. In addition, we rely upon non-U.S. suppliers for certain components. As a result, a major part of our revenues and operating results is subject to the risks associated with international sales. International sales and our relationships with suppliers may be hurt by many factors, including:

  . changes in policy or applicable U.S. or foreign laws which result in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

  .  political and economic instability in our target international markets;

  . difficulties of staffing and managing our international operations or representatives;

  .  shipping delays;

  . less favorable foreign intellectual property laws, which make it harder to protect our technology from appropriation by competitors;

  .  longer payment cycles common in foreign markets;

  . difficulties collecting our accounts receivable because of the distance and different legal rules; and

  . potential additional U.S. and foreign taxes which increase the amount of taxes we have to pay.

We May Incur Foreign Currency Exchange Rate Losses

   Our foreign sales are typically made in U.S. dollars. A strengthening in the dollar relative to the currencies of those countries where we do business would increase the prices of our products as stated in those currencies and hurt our sales in those countries. If we lower our prices to reflect a change in exchange rates, our profitability in those markets will go down. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies in those countries in which we do business. We have not historically tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. However, we may choose to do so in the future. We may not be able to do so successfully. Accordingly, we may experience economic loss and a negative impact on earnings and equity as a result of foreign currency exchange rate fluctuations.

Patents and Proprietary Information May Not Be Adequate to Protect Our Business

   We rely on our patent and trade secret rights to protect our proprietary technology. As of February 15, 2000, we own 26 U.S. patents and two foreign patents, and have 24 pending U.S. patent applications and 12 pending foreign applications in various stages of prosecution. The earliest of our key patents expires in 2007. We own the commercial rights to proprietary technology developed under various U.S. government contracts and grants, including federally funded research contracts. The U.S. government also has certain rights to such proprietary technology developed under these contracts and grants. We also have joint development agreements with industrial and commercial partners which may result in sole or joint ownership rights to proprietary technology developed under those agreements. However, we cannot be sure that additional patent applications will be filed, that patents will issue from these applications or that any of our patents will withstand challenges by others. Our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may block our use of our proprietary technology. In addition, we rely upon unpatented trade secrets and seek to protect them, in part, through confidentiality agreements with employees, consultants and our customers and potential customers. If these agreements are breached, or if our trade secrets become known to or are independently developed by competitors we may not have adequate remedies for such breach.

   If a competitor's products infringed our patents, we may sue to enforce our rights in an infringement action. These suits are costly and would divert funds and management and technical resources from our operations. Furthermore, we cannot be certain that our products or processes will not infringe any patents or other intellectual property rights of others. If they do infringe the rights of others, we may not be able to obtain a license from the intellectual property owner on commercially reasonable terms or at all.

   Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States. Currently, a significant portion of our revenue is derived from sales in foreign countries, including certain countries in Asia, such as Taiwan, Korea and Japan. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. For example, our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

We Are Subject To Governmental Regulations

   We are subject to federal, state, local, and foreign regulations, including environmental regulations and regulations relating to the design and operation of our power supply products. We must ensure that these systems meet certain safety standards, many of which vary across the countries in which our systems are used. For example, the European Union has published directives specifically relating to power supplies. We must comply with these directives in order to ship our systems into countries that are members of the European Union. We believe we are in compliance with current applicable regulations, directives and standards and have obtained all necessary permits, approvals, and authorizations to conduct our business. However, compliance with future regulations, directives and standards could require us to modify or redesign certain systems, make capital expenditures or incur substantial costs. If we do not comply with current or future regulations, directives and standards:

  . we could be subject to fines;

  . our production could be suspended; or

  . we could be prohibited from offering particular systems in specified markets.

Our Management Has Significant Influence Over Stockholder Decisions

   Our officers and directors will control the vote of approximately 7.7% of the outstanding shares of common stock prior to the exercise of any outstanding options. As a result, they may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors.

Our Management Has Broad Discretion to Determine How to Use The Funds Raised from The Sale of The Common Stock and May Use Those Funds in Ways That May Not Increase Our Operating Results Or Market Value

   The net proceeds we receive from our sale of common stock in this offering have not been allocated for a particular purpose. We intend to use the net proceeds for general corporate purposes, including acquisitions and working capital requirements. We may use some or all of the net proceeds for acquisition, although no agreement or understanding with respect to any future acquisition has been reached. Our management will have significant discretion as to the use of the net proceeds of the offerings and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds from this offering may be applied to uses that ultimately may not increase our operating results or our market value.

Our Anti-Takeover Measures May Affect the Value of our Stock

   As a Delaware corporation, we are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of the application of Section 203 and certain provisions in our certificate of incorporation and bylaws, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose our stock at above-market prices typical of such acquisitions.

   We have also adopted a shareholder rights plan which gives holders of common stock the right to purchase shares of our Series A Junior Participating Preferred Stock if a potential acquiror purchases or plans to make a tender offer to purchase 15% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of the Company.

   Our Board of Directors is divided into three classes of directors with staggered terms. Directors are elected to three-year terms and the term of one class of directors expires each year. The existence of a classified board is designed to provide continuity and stability to our management and to render certain hostile takeovers more difficult. The existence of a classified board may therefore have the effect of making it more difficult for a third party to acquire control of the Company in certain instances, thereby delaying, deferring or preventing a change of control that could result in a premium for our stock. Further, if stockholders are dissatisfied with the policies and/or decisions of the Board of Directors, the existence of a classified board will make it more difficult for the stockholders to change the composition and, therefore, the policies of the Board of Directors in a relatively short period of time.

   We are authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share and to determine the price, privileges and other terms of such shares. The issuance of any preferred stock with superior rights to the common stock could reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of the Company by present owners and management and preventing our holders of common stock from realizing a premium on their shares.

Future Sales of Our Stock Could Depress its Market Price

   The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the price could remain lower because of the belief that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

   As of January 31, 2000 we had 11,705,345 shares of common stock outstanding, of which 10,364,387 shares are freely tradeable and 1,109,833 shares of which are owned by certain of our officers and directors and are currently eligible for sale under Rule 144 of the Securities Act of 1933. The 1,109,833 shares of common stock owned by certain of our officers and directors are subject to the volume trading limitations under Rule 144. In connection with the offering, our officers and directors have agreed that they will not sell any shares of common stock without the consent of Robertson Stephens for a period of 90 days after the date of this prospectus.

   In addition, we have reserved an aggregate of 4,632,558 shares of common stock for issuance to employees, officers, directors and consultants pursuant to our 1987 Stock Option Plan, 1993 Stock Option Plan and 1994 Formula Stock Option Plan. As of January 31, 2000, options to purchase 3,376,780 shares have been granted under these option plans, of which 958,528 have been exercised, 911,984 have been canceled and 1,506,268 are currently outstanding. All shares of common stock underlying our option plans are registered and, upon exercise, are freely tradable subject to volume trading limitations under Rule 144. These options entitle the holders to purchase shares of common stock at prices per share that are less than the current market price per share of our common stock. The holders of these options will usually exercise them at a time when the market price of our common stock is greater than the exercise price of the options. The exercise of options and subsequent sale of common stock could reduce the market price for our common stock and result in dilution to our then stockholders.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the 2,500,000 shares of common stock we are offering will be approximately $82,526,930. If the underwriters fully exercise the over-allotment option, the net proceeds to us will be approximately $92,741,198. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $35.125 per share. "Net proceeds" is what we expect to receive after we pay the underwriting discount and other estimated expenses for this offering. We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

   We expect to use the net proceeds for working capital and general corporate purposes, including new product development, and sales and marketing expansion. We intend to use a portion of the proceeds to expand our global sales and service activities, to expand our facilities and purchase additional equipment, to fund sales and product development joint ventures and to expand our product development activities for new markets. We are undertaking the offering in part because we believe that the availability of adequate financial resources is a substantial competitive factor. We may use a portion of the net proceeds for strategic acquisitions of businesses, products or technologies complementary to our business. We do not have any material commitments to make any strategic acquisition at this time. Prior to using the proceeds in the manner described above, we plan to invest the net proceeds of this offering in interest-bearing investment-grade securities.

                                 CAPITALIZATION

   The following table sets forth our capitalization at December 25, 1999 on an actual basis, and on an as adjusted basis to give effect to the sale of the 2,500,000 shares of common stock offered in this offering by us at an estimated public offering price of $35.125 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us:

                                                           December 25, 1999
                                                          --------------------
                                                          Actual   As Adjusted
                                                          -------  -----------
                                                            (in thousands)
   Short-term debt:
    Current maturities of long-term debt................. $   --    $    --
   Long-term debt:
    Long-term debt, excluding current maturities.........     --         --
   Stockholders equity:
    Preferred stock, $.01 par value; 1,000,000 shares
     authorized; issued and outstanding: none actual;
     none pro forma......................................     --         --
    Common stock, $.01 par value; 30,000,000 shares
     authorized; issued and outstanding: 11,667,207
     actual; 14,167,207 as adjusted (1)..................     116        141
    Additional paid-in capital...........................  71,648    154,150
    Retained earnings....................................   3,668      3,668
    Accumulated comprehensive income (loss)..............    (246)      (246)
                                                          -------   --------
     Total stockholders' equity..........................  75,186    157,713
                                                          -------   --------
     Total capitalization................................ $75,186   $157,713
                                                          =======   ========

--------
(1) Excludes outstanding options to purchase 1,506,268 shares of common stock at a weighted-average exercise price per share of $12.38.

   The table should be read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "ASTX." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock, as reported by the Nasdaq National Market.

                                                                 High     Low
                                                                ------- -------
Fiscal Year (ended June 27, 1998)
  First Quarter................................................ $15.583 $10.417
  Second Quarter...............................................  18.333   9.750
  Third Quarter................................................  16.000  10.125
  Fourth Quarter...............................................  17.250   7.625
Fiscal Year (ending June 26, 1999)
  First Quarter................................................ $ 8.125 $ 3.875
  Second Quarter...............................................  11.000   3.125
  Third Quarter................................................  14.500   9.875
  Fourth Quarter...............................................  21.375  12.500
Fiscal Year (ending July 1, 2000)
  First Quarter................................................ $23.125 $16.688
  Second Quarter...............................................  34.563  21.375
  Third Quarter (through March 2, 2000)........................  39.313  29.750

   On March 2, 2000, the closing price for our common stock as reported on the Nasdaq National Market was $35.125. As of January 31, 2000, we had 172 holders of record of our common stock. There are approximately 2,100 beneficial owners of our common stock.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our current credit facility arrangements restrict our ability to declare cash dividends without the lender's prior written consent. Our current policy is to retain all earnings to finance future growth.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table contains our selected consolidated financial data and is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended June 26, 1999, June 27, 1998 and June 28, 1997 have been derived from Consolidated Financial Statements, which statements have been audited by KPMG LLP, independent public accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended June 29, 1996 and July 1, 1995 have been derived from our consolidated financial statements, which have been audited by KPMG LLP and are not included in this prospectus. Data as of December 25, 1999 and December 26, 1998 and for the six months ended December 25, 1999 have been derived from unaudited Consolidated Financial Statements included elsewhere in this prospectus and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods presented. Results for the six months ended December 25, 1999 are not necessarily indicative of the results to be expected for the full year. This data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                      Fiscal Years Ended                 Six Months Ended
                          ---------------------------------------------  ------------------
                          July 1, June 29,  June 28,  June 27, June 26,  Dec. 26,  Dec. 25,
                           1995     1996      1997      1998     1999      1998      1999
                          ------- --------  --------  -------- --------  --------  --------
                                      (in thousands, except per share data)
Consolidated Statement
 of Operations Data(1):
Total revenue...........  $20,005 $39,135   $47,967   $83,436  $78,209   $28,954   $61,668
Total cost of sales and
 revenue................   11,813  23,364    30,557    54,987   55,555    23,280    37,507
                          ------- -------   -------   -------  -------   -------   -------
Gross profit............    8,192  15,771    17,410    28,449   22,654     5,674    24,161
Operating Expenses:
 Research and
  development expenses..    2,840   5,043     7,343    11,253    9,745     4,568     6,092
 Selling expenses.......    1,992   3,298     2,950     4,427    5,168     2,375     4,165
 General and
  administrative
  expenses..............    2,561   3,807     3,958     6,648    8,055     3,673     5,611
 Other operating
  expenses(2)...........      --    9,702     1,500       212    2,260     1,497       --
                          ------- -------   -------   -------  -------   -------   -------
Total operating
 expenses...............    7,393  21,850    15,751    22,540   25,228    12,113    15,868
                          ------- -------   -------   -------  -------   -------   -------
Earnings (loss) from
 operations.............      799  (6,079)    1,659     5,909   (2,574)   (6,439)    8,293
Total other income
 (expense)..............      730     322      (171)      578      673       236       741
                          ------- -------   -------   -------  -------   -------   -------
Earnings (loss) before
 income taxes...........    1,529  (5,757)    1,488     6,487   (1,901)   (6,203)    9,034
Income tax expense
 (benefit)..............      401   1,541       550     2,466     (650)   (2,285)    3,242
                          ------- -------   -------   -------  -------   -------   -------
Net earnings (loss).....  $ 1,128 $(7,298)  $   938   $ 4,021  $(1,251)  $(3,918)  $ 5,792
                          ======= =======   =======   =======  =======   =======   =======
Earnings (loss) per
 share:
 Basic..................  $  0.19 $ (1.16)  $  0.14   $  0.50  $ (0.13)  $ (0.46)  $  0.50
                          ======= =======   =======   =======  =======   =======   =======
 Diluted................  $  0.19 $ (1.16)  $  0.14   $  0.47  $ (0.13)  $ (0.46)  $  0.48
                          ======= =======   =======   =======  =======   =======   =======
Weighted average common
 shares:
 Basic..................    5,834   6,307     6,686     8,053    9,398     8,594    11,501
                          ======= =======   =======   =======  =======   =======   =======
 Diluted................    5,988   6,307     6,777     8,529    9,398     8,594    12,182
                          ======= =======   =======   =======  =======   =======   =======

                                                            December 25, 1999
                                                          ----------------------
                                                          Actual  As Adjusted(3)
                                                          ------- --------------
Consolidated Balance Sheet Data:
Working capital.......................................... $47,876    $130,403
Total assets.............................................  91,183     173,710
Long-term debt, excluding current maturities.............     --          --
Total liabilities........................................  15,997      15,997
Stockholders' equity.....................................  75,186     157,713

--------
(1) The consolidated statement of operations data includes the results of operations of each of the acquired companies since the date of its acquisition. See note 11A, notes to consolidated financial statements.
(2) In fiscal 1996 other operating expenses consisted of a charge of $6,887 for goodwill impairment and $2,814 for acquisition related charges, primarily for in-process research and development. In fiscal 1997, such charges consisted of in-process research and development associated with the acquisition of CPI. In fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of Sorbios. In fiscal 1999, such charges relate to various restructuring actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Adjusted to reflect the sale of 2,500,000 shares of common stock offered by us in this prospectus at an estimated offering price of $35.125 per share and after deducting the estimated underwriting discounts and estimated offering expenses. See "Capitalization."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

   We provide precision reactive gas solutions to the OEM semiconductor, medical, and industrial markets, and complete process systems for advanced packaging, telecommunications and magnetic sensor applications. Our broad product line is based on a decade of leadership in core technologies, including precision reactive gas processing, specialized power sources, and system integration. Depending on our customers' needs, we provide varying levels of integration, from components to modules to complete process solutions. We help our customers maximize their competitive advantage by improving time to market while reducing costs and complexity. During the past five years, we have grown rapidly, both through internal growth as well as by acquisitions. In January 1996, we acquired Erhorn Technological Operations, Inc. (ETO), a manufacturer of RF power sources. In May 1997, we acquired Converter Power, Inc. (ASTeX
CPI), a manufacturer of direct current power sources. In October 1997, we acquired Sorbios GmbH (ASTeX Sorbios), a manufacturer of ozone sources. In November 1998 we acquired PlasmaQuest, Inc. (ASTeX PlasmaQuest), a manufacturer of reactive gas sources and systems used for magnetic disk head processing and advanced electronic packaging applications. In May 1999, we acquired Klee Corporation (ASTeX Klee), a developer of systems used for advanced electronic packaging applications. In August 1999, we acquired substantially all of the assets of the Shamrock product line from Sputtered Films, Inc. The results of operations for each period presented include the results of operations of each of the acquired companies since the date of its acquisition.

Results of Operations

   The following table sets forth selected financial data for the periods indicated expressed as a percentage of total revenue.

                                       Years Ended          Six Months Ended
                                --------------------------  ------------------
                                June 28, June 27, June 26,  Dec. 26,  Dec. 25,
                                  1997     1998     1999      1998      1999
                                -------- -------- --------  --------  --------
Consolidated Statement of
 Operations Data:
Total revenue..................  100.0%   100.0%   100.0%    100.0%    100.0%
Total cost of sales and
 revenue.......................   63.7     65.9     71.0      80.4      60.8
                                 -----    -----    -----     -----     -----
Gross profit...................   36.3     34.1     29.0      19.6      39.2
Operating expenses:
  Selling expenses.............    6.2      5.3      6.6       8.2       6.8
  General and administrative
   expenses....................    8.2      8.0     10.3      12.7       9.1
  Research and development
   expenses, net...............   15.3     13.5     12.5      15.8       9.9
  Other operating expenses.....    3.1      0.2      2.9       5.1       --
                                 -----    -----    -----     -----     -----
Total operating expenses.......   32.8     27.0     32.3      41.8      25.8
                                 -----    -----    -----     -----     -----
Earnings (loss) from
 operations....................    3.5      7.1     (3.3)    (22.2)     13.4
Total other income (expense)...   (0.4)     0.7      0.9       0.8       1.3
                                 -----    -----    -----     -----     -----
Earnings (loss) before income
 taxes.........................    3.1      7.8     (2.4)    (21.4)     14.7
Income tax expense (benefit)...    1.1      3.0      0.8      (7.9)      5.3
                                 -----    -----    -----     -----     -----
Net earnings (loss)............    2.0%     4.8%    (1.6)%   (13.5)%     9.4%
                                 =====    =====    =====     =====     =====

Six Months Ended December 25, 1999 Compared to Six Months Ended December 26,
1998

   Revenue. Total revenue increased by 113% to $61.7 million for the six months ended December 25, 1999 compared to revenue of $29.0 million for the six months ended December 26, 1998. The increase is primarily due to an increase in our semiconductor capital equipment business, which grew by 203% to $45.8 million for the six months ended December 25, 1999 compared to the six months ended December 26, 1998. This growth was driven primarily by the recovery of the semiconductor capital equipment business, and was reflected across the entire line of our new and existing semiconductor products. System group revenue increased to $6.3 million for the six months ended December 25, 1999 compared to $1.3 million for the six months ended December 26, 1998. The medical and industrial segment of the business decreased by 24% to $9.7 million for the six months ended December 25, 1999 compared to the six months ended December 26, 1998 primarily due to declines in volume to several customers and a price decrease to one customer.

   Gross Profit. Gross profit increased to 39% of total revenue for the six months ended December 25, 1999 compared to 20% of total revenue for the six months ended December 26, 1998. Gross margin improved due to increased volume, favorable product mix with higher gross margin, improved manufacturing efficiencies and a lower fixed cost structure due to plant consolidations undertaken in fiscal year 1999. Gross margins for fiscal year 1999 were adversely impacted by a $1.1 million inventory write-down in the first six months.

   Selling, General and Administrative Expenses. Selling expenses increased by 75% to $4.2 million (or 7% of total revenue) for the six months ended December 25, 1999 compared to $2.4 million (or 8% of total revenue) for the six months ended December 26, 1998. The increase was due to the costs associated with the creation of the Global Customer Operations organization and increased staffing of marketing, sales, service and product management functions during the six months ended December 25, 1999 in order to better meet customer sales and service needs on a global basis. General and administrative expenses increased by 53% to $5.6 million (or 9% of total revenue) for the six months ended December 25, 1999 compared to $3.7 million (or 13% of total revenue) for the six months ended December 26, 1998. The increase was primarily due to goodwill amortization, administrative expenses associated with acquisition activity and the expansion of our management team.

   As a result of the consolidation of two facilities, we incurred a restructuring charge of $1.5 million during the six months ended December 26, 1998 for the costs of severance, abandonment of leasehold improvements and fixed assets, and for facility costs, primarily consisting of future lease payments. There was no comparable cost during the six months ended December 25, 1999. However, we have incurred approximately $0.1 million for the relocation of inventory, equipment and key employees from the former Dallas facility to Massachusetts.

   Research and Development Expenses. Net research and development expense increased by 33% to $6.1 million (or 10% of total revenue) in the six months ended December 25, 1999 compared to $4.6 million (or 16% of total revenue) for the six months ended December 25, 1998. As a percent of revenue, R&D expenses were lower during the six months ended December 25, 1999 because of higher sales revenue compared to the six months ended December 26, 1998. On an absolute dollar basis, research and development expenses rose primarily as a result of expenditures in connection with support for new modular products and the development of products for the systems group.

   Operating Income (Loss). We had operating income of $8.3 million (or 13% of total revenues) for the six months ended December 25, 1999 compared to a loss of $6.4 million (or 22% of total revenue) for the six months ended December 26, 1998. The increase in operating income is due to increased revenues, improved gross margin and lower operating expenses as a percentage of sales compared to the six months ended December 26, 1998.

   Other Income and Income Taxes. Total other income increased to $741,000 for the six months ended December 25, 1999 primarily due to interest income earned on short and long term cash investments from proceeds of our March 1999 public offering of common stock. We had income tax expense of $3.2 million for the six months ended December 25, 1999 compared to tax benefits of $2.3 million in the six months ended December 26, 1998. Earnings during the six months ended December 25, 1999 were enhanced by a reduced effective tax rate for the second quarter of fiscal 2000 due to the retroactive reinstatement of the research and experimentation tax credit.

Fiscal Year Ended June 26, 1999 as Compared to Fiscal Year Ended June 27, 1998

   Revenue. Total revenue declined 6% to $78.2 million in fiscal 1999 compared to $83.4 million in fiscal 1998. This decline is due to the severe downturn in the semiconductor capital equipment industry as a result of over-capacity, coupled with a financial crisis in Asia that occurred in the first half of fiscal 1999. These factors led to a 40% sequential decline in revenues in the first quarter of fiscal 1999, in comparison to the fourth quarter of fiscal 1998. With a strong recovery in our semiconductor equipment business in the second half of fiscal 1999, this segment of our business declined by only 3% to $51.3 million in fiscal 1999 compared to $52.8 million in fiscal 1998. This strong recovery was due to the strength of our customers' business and the success of our new products for this segment. The medical and industrial segment declined by 18% to $22.6 million in fiscal 1999 compared to $27.7 million in fiscal 1998 due to the impact of the financial crisis in Asia. The systems segment of the business increased 46% primarily due to the acquisition of ASTeX PlasmaQuest. Research contract revenue was flat at approximately 1% of total sales in fiscal 1999 and fiscal 1998.

   Gross Profit. Gross profit declined by 20% to $22.7 million or 29% of sales in fiscal 1999 compared to $28.5 million or 34% of sales in fiscal 1998. The decline is a result of reduced manufacturing volumes and underutilization of manufacturing capacity in the first half of fiscal 1999, and an inventory write-down of $1.2 million, primarily due to the unexpected severity of the downturn in the semiconductor equipment business.

   We continue to seek to develop and introduce products having higher gross profit margins. In addition, in the first six months of fiscal 1999, we consolidated our Modesto, California facility into our Woburn, Massachusetts and Colorado Springs, Colorado sites and our Beverly, Massachusetts facility into Woburn in order to reduce our fixed costs and improve gross margins.

   Gross profit as a percent of sales improved in our fourth quarter of fiscal 1999 to 35% compared to 28% in the fourth quarter of fiscal 1998, primarily as a result of the cost reduction activities, improved utilization of manufacturing capacity, and the success of new product introductions.

   Selling, General and Administrative Expenses. Selling expenses increased 17% to $5.2 million in fiscal 1999 compared to $4.4 million in fiscal 1998. The increase is a result of the establishment of the Global Customer Operations organization and increased staffing to strengthen our global marketing, sales, service and product management infrastructure. General and administrative expenses increased by 21% to $8.1 million compared to $6.6 million in fiscal 1998 due to higher information systems costs from implementation of a new company-wide Enterprise Resource Planning (ERP) system, increased goodwill amortization, administrative expenses associated with new acquisitions, and management changes including expanding the senior management team.

   Other Operating Expenses. As a result of consolidation of two facilities in the first six months of fiscal 1999 and the consolidation of the PlasmaQuest facility in Dallas, Texas to our Woburn, Massachusetts facility, announced in the fourth quarter, we recorded a $2.3 million restructuring charge in fiscal 1999. The restructuring charge for the consolidation of Modesto, California and Beverly, Massachusetts consisted of severance related to the termination of 70 full-time employees, abandonment of leasehold improvements and fixed assets, and facility costs, primarily future lease payments relating to abandoned facilities. At June 26, 1999 all restructuring costs for these two facilities have been paid out with the exception of approximately $174,000 for abandoned facility costs expected to be paid out over the next 9 months. In the fourth quarter of fiscal 1999, we adjusted the restructuring accrual for the Modesto, California and the Beverly, Massachusetts facilities and took back into income approximately $30,000 accrued as an estimate in our first quarter. The restructuring costs of $763,000 for the Dallas facility are for the severance of 16 full-time employees, abandonment of leasehold and fixed assets, and future lease payments relating to abandoned facilities. These costs are expected to be paid out over the next 18 months. In addition to the $2.3 million restructuring costs, we incurred $393,000 of other transition costs in fiscal 1999 for moving inventory and equipment and training personnel. We expect additional transition costs in the first and second quarter of fiscal 2000 for the Dallas facility of approximately $250,000 primarily for the relocation of inventory and equipment and three key employees. The total fiscal 1999 expense relating to restructuring, inventory write-down, and transition costs was $3.7 million. These consolidations are expected to reduce our fixed and administrative costs by $2.5 million per year.

   There were no acquisition-related charges in fiscal 1999. As part of the acquisition of ASTeX Sorbios in October 1997, we incurred an acquisition-related expense of $212,000 for the fair value of acquired in-process research and development projects.

   Research and Development Expenses. Net research and development expenses decreased by 13% to $9.7 million in fiscal 1999 compared to $11.3 million in fiscal 1998 as we decreased our overall level of investment in response to the decline in revenues in the first half of fiscal 1999. Gross spending (including funded joint development and the direct costs of research contracts) decreased 15% to $10.2 million in fiscal 1999 compared to $12.0 million in fiscal 1998.

   Operating Income. We had an operating loss of $2.6 million in fiscal 1999 compared to an operating profit of $5.9 million in fiscal 1998. The operating loss is a result of the revenue declines, restructuring, inventory write-downs, and transition costs and increased operating expenses as a percent of income.

   Other Income and Income Taxes. Total other income increased by 17% to $673,000 in fiscal 1999 compared to $578,000 in fiscal 1998. A decline in interest expense and other income in fiscal 1999 compared to fiscal 1998 is a result of repayment of bank debt and the sale of an investment in another company which resulted in a one-time gain of $250,000 in fiscal 1998. Interest income increased in fiscal 1999 due to the interest earned on the cash from our secondary stock offering in March 1999.

   We had a tax benefit of $650,000 in fiscal 1999 compared to a tax expense of $2,466,000 in fiscal 1998.

Fiscal Year Ended June 27, 1998 as Compared to Fiscal Year Ended June 26, 1997

   Revenues. Total revenue increased 74% to $83.4 million for the fiscal year ended June 27, 1998 from $48.0 million for the fiscal year ended June 26, 1997. This growth was primarily the result of increased revenues from the acquisitions of ASTeX CPI in May 1997 and ASTeX Sorbios in October 1997, increased sales to semiconductor capital equipment customers, and increased sales of specialty power sources. Semiconductor related revenues, including revenues from ASTeX CPI and ASTeX Sorbios, increased 72% or $22.1 million in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997 with the biggest increase coming from sales of RF power sources. Specialty power source revenues, including revenues from ASTeX CPI, increased 104% or $13.6 million in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997 with most of the growth due to the revenues from ASTeX CPI. The ASTeX CPI and ASTeX Sorbios acquisitions added incremental sales of $12.7 million and $3.5 million respectively compared to the fiscal year ended June 26, 1997, or 19% of total revenue. Without these acquisitions, revenues increased 42% to $65.0 million from $45.7 million. Other revenue consisting of service, spare parts and repairs was approximately 6% of total revenue in each of the fiscal years ended June 27, 1998 and June 26, 1997.

   Gross Profit. Gross profit increased 63% to $28.4 million in the fiscal year ended June 27, 1998 from $17.4 million in the fiscal year ended June 26, 1997. Gross profit as a percent of total revenue decreased to 34% in the fiscal year ended June 27, 1998 from 36% in the fiscal year ended June 26, 1997, primarily due to the acquisition of ASTeX CPI whose products have a lower gross margin than other products sold by us. In addition, gross profit margins were impacted by volume declines in the fourth quarter of the fiscal year ended June 27, 1998, resulting in unabsorbed manufacturing costs.

   Selling, General and Administrative Expenses. Selling expenses increased 50% to $4.4 million in the fiscal year ended June 27, 1998, but decreased as a percent of revenue to 5% from 6% in the fiscal year ended

June 26, 1997. Increased selling expenses were primarily a result of the acquisitions of ASTeX CPI and ASTeX Sorbios. General and administrative expenses were flat as a percent of revenue at 8%, although our total general and administrative expenses increased 68% to $6.6 million compared to the fiscal year ended June 26, 1997, primarily due to acquisitions.

   Research and Development Expenses. Net research and development expenses decreased as a percent of sales to 14% in the fiscal year ended June 27, 1998 from 15% in the fiscal year ended June 26, 1997. Net research and development expenses increased 53% to $11.3 million. Gross spending (total research and development spending including funded joint development and the direct costs of research contracts) increased 38% to $12.0 million. These funds were used to develop and introduce a number of new products including ASTRON for chemical vapor deposition (CVD) chamber cleaning, Liquozon for wafer cleaning, RF power sources for etch and strip and deposition and new laser power sources for medical applications.

   Other Operating Expenses. As a part of the acquisition of ASTeX Sorbios in the fiscal year ended June 27, 1998, we incurred an acquisition-related expense of $212,000 for the fair value of acquired in-process research and development projects. This compares with acquisition-related expenses of $1.5 million incurred with the acquisition of ASTeX CPI in the fiscal year ended June 26, 1997.

   Operating Income. Operating income increased 256% to $5.9 million or 7% of revenues in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997. Excluding one-time charges for acquisition-related expenses in both years, operating income increased 94% or $3.0 million. The increase in operating income is a result of increased sales and lower expenses as a percent of revenue.

   Other Income/Expense and Income Taxes. Interest expense decreased 66% to $196,000 in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997, while interest income increased 30% to $514,000 in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997. The decrease in interest expense and the increase in interest income are the result of exercise of warrants issued in connection with our IPO in November 1993. Other income increased $241,000 in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997 due to the sale of an investment in a company which resulted in a one-time gain of $250,000.

   Income tax expense increased to $2.5 million in the fiscal year ended June 27, 1998 from $550,000 in the fiscal year ended June 26, 1997.

Quarterly Results of Operations

   The following tables set forth selected unaudited quarterly statement of operations data for the ten quarters ended December 25, 1999, as well as such data expressed as a percentage of our total revenue for the periods indicated. We believe this unaudited information has been prepared substantially on the same basis as the annual audited financial statements and all necessary adjustments, consisting of only normal recurring adjustments, have been included in the amounts stated below to present fairly our unaudited financial statements. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                   Consolidated Statements of Operations Data
                    (in thousands, except per share amounts)

                                                                Quarter Ended
                         ----------------------------------------------------------------------------------------------------
                         Sept. 27, Dec. 27,  Mar. 28,  June 27,  Sept. 26,  Dec. 26,   Mar. 27,  June 26,  Sept. 25, Dec. 25,
                           1997      1997      1998      1998      1998       1998       1999      1999      1999      1999
                         --------- --------  --------  --------  ---------  --------   --------  --------  --------- --------
Total revenue...........  $17,421  $22,440   $23,462   $20,113    $12,100   $16,854    $20,942   $28,313    $30,602  $31,066
Total cost of sales and
 revenue................   10,947   14,210    15,254    14,576     10,925    12,355     13,867    18,408     19,420   18,087
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Gross profit............    6,474    8,230     8,208     5,537      1,175     4,499      7,075     9,905     11,182   12,979
Operating expenses:
 Selling expenses.......      835    1,183     1,145     1,264      1,202     1,173      1,329     1,465      2,026    2,138
 General and
  administrative
  expenses..............    1,401    1,886     1,792     1,569      1,865     1,808      1,831     2,550      2,571    3,039
 Research and
  development expenses,
  net...................    2,561    2,850     3,019     2,823      2,324     2,244      2,477     2,700      2,696    3,397
 Acquisition-related
  expenses..............      --       212       --        --         --        --         --        --         --       --
 Restructuring
  expenses..............      --       --        --        --       1,497       --         --        763        --       --
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Total operating
 expenses...............    4,797    6,131     5,956     5,656      6,888     5,225      5,637     7,478      7,293    8,574
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Earnings (loss) from
 operations.............    1,677    2,099     2,252      (119)    (5,713)     (726)     1,438     2,427      3,889    4,405
Total other expense
 (income)...............     (156)     (87)     (195)     (140)      (104)     (132)       (83)     (354)      (399)    (342)
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Earnings (loss) before
 income taxes...........    1,833    2,186     2,447        21     (5,609)     (594)     1,521     2,781      4,288    4,747
Income tax expense
 (benefit)..............      678      911       869         8     (2,128)     (158)       737       899      1,658    1,584
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Net earnings (loss).....  $ 1,155  $ 1,275   $ 1,578   $    13    $(3,481)  $  (436)   $   784   $ 1,882    $ 2,630  $ 3,163
                          =======  =======   =======   =======    =======   =======    =======   =======    =======  =======
Earnings (loss) per
 share:
 Basic..................  $  0.17  $  0.15   $  0.19   $  0.00    $ (0.41)  $ (0.05)   $  0.09   $  0.17    $  0.23  $  0.27
                          =======  =======   =======   =======    =======   =======    =======   =======    =======  =======
 Diluted................  $  0.14  $  0.15   $  0.18   $  0.00    $ (0.41)  $ (0.05)   $  0.08   $  0.16    $  0.22  $  0.26
                          =======  =======   =======   =======    =======   =======    =======   =======    =======  =======
Weighted average common
 shares
 Basic..................    6,828    8,310     8,488     8,588      8,585     8,603      9,065    11,314     11,427   11,602
                          =======  =======   =======   =======    =======   =======    =======   =======    =======  =======
 Diluted................    7,971    8,779     8,922     8,912      8,585     8,603      9,690    11,995     12,207   12,349
                          =======  =======   =======   =======    =======   =======    =======   =======    =======  =======

                                                                Quarter Ended
                         ----------------------------------------------------------------------------------------------------
                         Sept. 27, Dec. 27,  Mar. 28,  June 27,  Sept. 26,  Dec. 26,   Mar. 27,  June 26,  Sept. 25, Dec. 25,
                           1997      1997      1998      1998      1998       1998       1999      1999      1999      1999
                         --------- --------  --------  --------  ---------  --------   --------  --------  --------- --------
                                                        (Percentage of Total Revenue)

Total revenue...........    100.0%   100.0%    100.0%    100.0%     100.0%    100.0%     100.0%    100.0%     100.0%   100.0%
Total cost of sales and
 revenue................     62.8     63.3      65.0      72.5       90.3      73.3       66.2      65.0       63.5     58.2
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Gross profit............     37.2     36.7      35.0      27.5        9.7      26.7       33.8      35.0       36.5     41.8
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Operating expenses:
 Selling expenses.......      4.8      5.3       4.9       6.3        9.9       7.0        6.4       5.2        6.6      6.9
 General and
  administrative
  expenses..............      8.1      8.4       7.6       7.8       15.4      10.7        8.7       9.0        8.4      9.8
 Research and
  development expenses,
  net...................     14.7     12.7      12.9      14.0       19.2      13.3       11.8       9.5        8.8     10.9
 Acquisition-related
  expenses..............      --       0.9       --        --         --        --         --        --         --       --
 Restructuring charge...      --       --        --        --        12.4       --         --        2.7        --       --
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Total operating
 expenses...............     27.6     27.3      25.4      28.1       56.9      31.0       26.9      26.4       23.8     27.6
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Earnings (loss) from
 operations.............      9.6      9.4       9.6      (0.6)     (47.2)     (4.3)       6.9       8.6       12.7     14.2
Total other expense
 (income)...............     (0.9)    (0.3)     (0.8)     (0.7)      (0.8)     (0.8)      (0.4)     (1.3)      (1.3)    (1.1)
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Earnings (loss) before
 income taxes...........     10.5      9.7      10.4       0.1      (46.4)     (3.5)       7.3       9.9       14.0     15.3
Income tax expense
 (benefit)..............      3.9      4.1       3.7       --       (17.6)     (0.9)       3.6       3.2        5.4      5.1
                          -------  -------   -------   -------    -------   -------    -------   -------    -------  -------
Net earnings (loss).....      6.6%     5.6%      6.7%      0.1%     (28.8)%    (2.6)%      3.7%      6.7%       8.6%    10.2%
                          =======  =======   =======   =======    =======   =======    =======   =======    =======  =======

Liquidity and Capital Resources

   At December 25, 1999, we had cash and investments of $27.7 million consisting of $17.6 million of cash and equivalents, short-term investments of $5.0 million and long-term investments of $5.1 million. Working capital was $47.9 million at December 25, 1999. At June 26, 1999, we had cash and cash equivalents of $31.8 million and working capital of $52.3 million.

   During the six months ended December 25, 1999, our cash and cash equivalent position decreased by $14.1 million as we invested in short-term investments of $5.0 million and long-term investments of $5.1 million. Cash provided by operating activities was $3.2 million, and was comprised of $5.8 million of net income and non-cash depreciation and amortization of $2.1 million offset by $4.7 million used for changes in working capital (including changes in deferred income taxes). Cash provided by financing activities was $1.8 million, due to the exercise of stock options. Cash used for investing activities consisted primarily of $6.2 million for the August 1999 acquisition of the Shamrock product line from Sputtered Films, Inc., $2.7 million for additions to property, plant and equipment, and the purchase of short and long-term investments previously discussed.

   During the fiscal year ended June 26, 1999, our cash position increased by $24.1 million. Cash provided from operating activities amounted to $2.9 million, cash used for investing activities was $2.9 million, and cash provided from financing activities was $24.2 million. Cash of $2.9 million from operations consisted of a net loss of $1.25 million offset by $3.3 million of noncash depreciation, amortization and loss on disposal of assets of $832,000. Cash used for investing activities was primarily for additions to property, plant and equipment, and patents. Cash provided by financing activities was primarily from the issuance of common stock offset by repayment of notes payable for $686,000 and advances to subsidiaries prior to acquisition of $1.1 million. We raised $24.9 million from issuance of common stock, primarily from a public offering completed in March 1999 that raised approximately $23.8 million.

   During the fiscal year ended June 27, 1998, we generated $2.5 million in cash from operating activities and used $4.9 million for investing activities. Cash used for investing activities consisted of $3.7 million for the acquisition of ASTeX Sorbios, $3.0 million for additions to property, equipment, and patents, offset by sales of $1.3 million in investments (primarily commercial paper and government treasury bills) and $500,000 from the sale of our investment in a company. Cash flows from financing activities consisted primarily of repayment of $9.2 million bank debt offset by $16.1 million in proceeds from the issuance of common stock, which was primarily from the exercise of warrants and stock options by employees.

   We have a credit facility with a bank that consists of an $8 million unsecured demand line of credit with interest at the bank's prime rate, which was 8.5% at December 25, 1999. At December 25, 1999 we had no borrowings in connection with this line of credit. Our ability to borrow under the line of credit is currently limited to $7 million due to a $1 million letter of credit issued against the credit facility associated with our new lease in Wilmington, Massachusetts. We are in the process of negotiating a potential purchase of this facility for $10.7 million. We expect that the transaction will close shortly and will be financed primarily by a term loan from a bank secured by the property, with interim financing provided by our current credit facility.

   We will continue to use our cash resources for developing new products, expanding sales and marketing, performing collaborative product development projects, capital expenditures in connection with the planned facility and for general working capital. We seek new ventures and/or acquisitions that will enhance our position in our markets and that have the potential to increase our revenues and profitability.

   We believe that existing cash resources and funds from this offering, anticipated cash flows from operations and our credit facility will be sufficient to meet planned operating expenses and working capital requirements for a period of at least the next 12 months.

Effects of Inflation

   We believe that, over the past three years, inflation has not had a significant impact on our revenues or operating results.

Year 2000 Disclosure

   Many currently installed computer systems and software products are dependent upon internal calendars coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with Year 2000 requirements.

   We updated our major financial reporting and ERP systems prior to the Year 2000 with SAP R/3. We are currently using SAP R/3 in our facility in Woburn, MA, and our facility in Colorado Springs, Colorado. The software package used by ASTeX Sorbios was upgraded in April 1999. We conducted a review of our manufacturing equipment and facilities to ensure Year 2000 compliance. We addressed the Year 2000 preparedness of our critical suppliers and our major customers and related electronic data interfaces with these third parties. We completed a systematic review of our products in operation at customer locations and had identified non-compliant products and offered all necessary modifications to make them compliant.

   As of the date of this prospectus, we have not experienced any Year 2000 problems with our software, facilities, critical suppliers or our products.

                                    BUSINESS

   We are a worldwide leader in the design, development, manufacture and support of high performance reactive gas modules and power supplies used in semiconductor device manufacturing and medical markets, as well as etch and deposition systems for advanced semiconductor packaging, telecommunications and magnetic sensors. Our proprietary modules, delivered to semiconductor equipment OEMs, create reactive gases used to deposit and etch thin films applied during various steps in the manufacture of semiconductor devices. Our modules help manufacturers improve yields, reduce overall production costs and improve time to market. Our complete systems, delivered to end users who manufacture semiconductor devices, provide proprietary etch and deposition solutions to high-growth end markets, including semiconductor packaging, telecommunications and magnetic sensors.

   Our objective is to be the worldwide leader in the supply of reactive gas modules to semiconductor OEMs and related markets. We also seek to leverage our technology and worldwide infrastructure to expand our systems business into additional high-growth markets. To extend our technology leadership position, we intend to continue to invest in research and development and to acquire complementary technology for existing and new markets. In addition, we intend to position our modules as the technology of choice for leading semiconductor equipment manufacturers as they introduce new product lines or continue to outsource their systems modules.

   Since 1987, we have supplied process modules and systems to the semiconductor industry and have earned a reputation for advanced process technology and manufacturing excellence. Our customers include semiconductor OEMs and end users.

Industry Background

 Growth of the Semiconductor Market

   The semiconductor industry grew significantly over the past decade. That growth continues today. Dataquest estimates that despite year to year fluctuation, worldwide semiconductor sales will increase from $160.1 billion in 1999 to approximately $253.3 billion in 2001. The increase in demand is driven by growth in traditional markets for semiconductors such as data processing and personal computers, and growth in telecommunications, wireless communications, consumer electronics, and internet infrastucture and equipment.

   According to Dataquest, the semiconductor wafer fabrication equipment industry will grow from $17.5 billion in 1999 to $34.0 billion in 2001. This growth will be driven by equipment purchases to expand manufacturing capacity and purchases of advanced process technology to facilitate the continued shrinking of semiconductor devices and device packages. Semiconductor technology advances, particularly shrinking line widths, are driving the need for more sophisticated manufacturing processes and advanced packaging techniques which increasingly involve the use of reactive gases.

   Capital equipment companies are constantly improving the efficiency of their process technology and manufacturing processes. These companies increasingly outsource the development and manufacture of process technology, while adopting lean manufacturing techniques and consolidating the supply chain. As a result, capital equipment companies now work more closely with critical suppliers who can provide integrated process modules, accelerate technology development and improve time to market.

 The Semiconductor Device Manufacturing Process

   Semiconductor devices, which include integrated circuits (ICs), sensors and laser diodes, consist of components, typically transistors, along with interconnect circuitry that connects the components. Semiconductor fabrication involves several complex and repetitive processing steps, including diffusion, photolithography, deposition, etching, chemical mechanical planarization (CMP) and ion implantation, during which numerous copies of an integrated circuit are formed on a single wafer. The fabrication process typically creates eight to 30 very thin patterned layers on each wafer. The wafers are then processed into packaged chips which are subsequently integrated into electronic products.

   Reactive gases are used in a majority of process steps in chip fabrication. Reactive gases are used to etch, strip and deposit films on wafers, to clean wafers during processing and to clean process chambers to reduce particle contamination.


[Diagrams of semiconductor fabrication and advanced packaging processes showing the process steps in which ASTeX current and developing products are used.]

ASTeX In Semiconductor Processing

Semiconductor Fabrication

Bare Wafer

EPI

Ion Implant

Deposition

CMP

Lithography

Clean

Strip

Etch

Advanced Packaging

Bump Fabrication

Sort & Test

Dice

Direct Attach

Final Test

Current Products

Developments

No ASTeX Products

   Deposition. Deposition is the process step in semiconductor manufacturing in which the conductive and non-conductive layers are deposited on the wafer surface. During this process step, gases are energized and react with other materials in the process chamber to create a thin, uniform layer on the wafer.

   Etch and Strip. Following deposition, the etch and strip processes selectively remove unwanted areas of the deposited layer, leaving only the required circuit pattern. Etching and stripping are performed by reacting gas with the deposited material to vaporize and remove it.

   Cleaning. There are two general segments in cleaning: cleaning of the deposition chamber and cleaning of the wafer. During the deposition step, the materials deposited on the wafer also coat the walls of the process chamber, resulting in wafer contamination and loss of production yield. Reactive gases are used to provide in-situ cleaning of the process chamber, significantly reducing downtime and maintaining process repeatability and cleanliness.

   The cleaning of the wafer occurs after most process sequences and prepares the wafer for the next processing step. Wafer cleaning is accomplished either with a dry process using reactive gases or a wet process using ozone (a reactive gas) in de-ionized water. Wafer cleaning steps have increased dramatically due to the shrinkage of semiconductor line widths, the associated increased sensitivity to contamination and the increasing number of layers in the circuit.

   Advances in fabrication technology will continue to be characterized by ever shrinking feature size in semiconductor chips, thus enabling more functions per chip. Shrinking feature sizes and the increasing number of manufacturing process steps create a greater need for the use of reactive gases in etch, strip, deposition and clean.

Advantages of Reactive Gas Processing

   A reactive gas is created by adding energy to a stable gas to break apart its molecules. The resulting dissociated gas produces rapid chemical reactions when it comes into contact with other matter. Reactive gas processes have important advantages relative to other types of chemical processes. These advantages include the following:

   Precision. The trend toward smaller feature size and denser packaging requires the precision in etch, strip and deposition process steps, which can only be obtained through the use of reactive gases.

   Low Temperature. Reactive gas processes take place at relatively low temperatures, thus avoiding heat damage to materials involved in the process.

   Efficiency. Reactive gas works rapidly, shortening reaction times and improving yields in the manufacturing process.

   Lower Cost. The use of remotely generated reactive gases causes less wear and tear on the process chamber and reduces the costs of using and disposing of hazardous acids. Reactive gases can be used to neutralize "greenhouse" gases, enabling compliance with environmental regulations.

Technological Challenges

   Designing equipment to produce high-purity reactive gases presents formidable engineering challenges requiring comprehensive mastery of a range of complex technologies. In making a reactive gas, a large amount of power, typically thousands of watts, must be delivered to the gas without damaging the chamber walls. Reactive gases are so highly corrosive that it is extremely difficult to contain these gases at high purity without contamination from corrosion of chamber walls. Thermal management of the chamber materials and temperature variations within the gas chamber is vital. Pressure management is also critical and must be integrated with power source characteristics and gas composition. Successful design of reliable reactive gas source equipment involves a complex set of variables with many critical interactions.

Our Solutions

   We deliver reactive gas process modules and systems that address the need for continued technology advancement in semiconductor manufacturing and packaging. Our expertise in the design and manufacture of these products allows us to address the increasing trend of OEMs to outsource technology modules to supply partners. We have continually provided innovative and cost-effective solutions that address the need for purity, precision, uniformity, reliability and efficiency in reactive gas processes. Our engineers are experienced in addressing the difficult challenges associated with designing reactive gas equipment and have developed a breadth of solutions that meet our customers' exacting requirements.

   ASTeX Modules Solutions. We provide our customers with enabling technology to expand their product capabilities and address new markets. We provide complete technology solutions, including development, design, integration, manufacturing and field support, that deliver the following benefits to our customers:

  . Access to Expert Development Resources. We provide our customers with access to specialized reactive gas technologists and design experts who work collaboratively with our customers to advance their product development efforts. Our customers can draw upon our core capabilities in reactive gases to complement their system and wafer processing expertise, thus reducing their product development costs.

  . Experience as a Supplier to the Semiconductor Market. Our experience allows us to understand and meet the unique needs of our customers in the semiconductor industry, including continuous improvement, reduced costs, technology shifts and business cycles.

  . Shorter Time to Market. We use our core technologies, design skills and manufacturing expertise to shorten our customers' development and manufacturing cycles. Our ability to design and manufacture key reactive gas modules allows our customers to focus their efforts on providing systems solutions.

  . Product Solutions with Broad Application. We leverage our understanding of semiconductor process steps to apply common reactive gas technology across multiple process steps, thereby simplifying design, streamlining support and accelerating customer acceptance.

  . Integrated Products Which Support Lean Manufacturing. We provide integrated modules which require less assembly, test and manufacturing integration, increasing our customers' manufacturing efficiency.

   ASTeX Systems Solutions. In our systems business, we integrate a broad spectrum of technologies to provide system level solutions to industry process needs. By using our core process technologies in reactive gas systems, together with a range of platform capabilities, our engineers are able to design high-level system solutions for a number of high-growth markets.

  . Semiconductor Advanced Packaging. We have designed a specific deposition tool, the Nimbus 300, to meet the unique needs of the advanced packaging industry. Our tool provides higher wafer throughput and is easily configurable on the foundry floor to handle 2 inch to 12 inch wafers. Our system thus provides manufacturing flexibility and low overall cost of ownership, making it ideally suited for the independent packaging industry.

  . Telecommunications. We offer low temperature precision etch and deposition process tools used in the fabrication of both passive and active components. We draw particularly on our reactive gas capabilities to deposit and etch films at low temperature on high-frequency telecommunications chips and laser diodes. The sensitive materials used in the manufacture of fiber optic components require low temperature processing.

  . Magnetic Sensors. Our recently acquired Shamrock tool deposits complex multi-layer sensors composed of both magnetic and non-magnetic films. We use our high vacuum technology to provide the purity and cleanliness needed in very thin film deposition. In addition, we use our reactive source technology and control systems methodology to both monitor and control film thickness and uniformity at the atomic level. Our tool deposits a highly uniform thin film which is critical to the manufacture of magnetic sensors, has an extremely small footprint and low cost of ownership.

Markets

   Existing Markets

   Semiconductor. We provide modules and systems that incorporate our reactive gas processing technology to the semiconductor manufacturing and packaging markets. The equipment used to manufacture semiconductors has traditionally been divided into "front end" processing and "back end" processing. The "front end" processes build up the semiconductor circuit onto a wafer and "back end" processes cut the wafer into individual die and package the die for use in electronic products. We provide reactive gas modules used throughout the front end manufacturing process and systems that address back end advanced packaging needs.

   Medical and Industrial. Precision reactive gases are used in a wide variety of industrial processes that require high purity or very precise specifications for the end-product. Reactive gas sources are used in deposition for many applications such as ultra-thin, precise optical films and diamond-like coatings for precision wear surfaces. Ozone, or reactive oxygen, is used to modify surfaces of polymers and to destroy carcinogens found in groundwater.

   We market our reactive gas processing technology and power control products to related markets, including the markets for medical equipment, such as MRI, and industrial applications, such as surface modification of plastics.

   Market Opportunities

   Telecommunications. We have recently introduced complete etch and deposition systems to meet the manufacturing requirements of expanding markets for fiber optic network components and gallium arsenide semiconductors for mobile telecommunications. Historically, we have provided reactive gas modules to the telecommunications industry for the manufacture of laser diodes and gallium arsenide semiconductors.

   Magnetic Sensors and Magnetic Memory. Over the past 18 months, we have acquired etch and deposition systems for the manufacture of magnetic sensors, which have applications in three key markets: automotive sensors, Magnetic RAM
(MRAM) and disk drive heads. Our Shamrock product has been sold for the production of automotive sensors used in applications such as anti-lock brakes and air bag deployment triggers. MRAM, a non-volatile memory technology, is currently being used in high-end military and satellite applications. As the technology is refined and produced on a lower cost basis, it has the potential for widespread application in semiconductor memory. Our Shamrock tool has also been used for the manufacture of GMR heads for the disk drive industry.

Strategy

   Our objective is to expand our leadership position in the provision of advanced reactive gas processing solutions to the semiconductor market. We also intend to establish a leadership position in providing such solutions to the advanced packaging, telecommunications and other high-growth markets. We plan to pursue the following strategies:

  . Extend the Use of Our Core Technologies in the Semiconductor Processing Market. We seek to increase our penetration of the semiconductor market by expanding our customer base and by using our core technologies to introduce new integrated reactive gas modules and innovative power sources. Over the past two years, we have introduced five new product families and multiple enhancements to existing products that provide significant benefits to our customers.

  . Leverage Our Technology Leadership into Systems Sales in New Markets. A key element of our growth strategy is to use our core technology to address reactive gas applications in new high-growth market segments. We have recently introduced and sold systems that address the sophisticated process needs of customers in semiconductor advanced packaging, telecommunications and magnetic sensors for automotive, data storage and memory applications.

  . Capitalize on Our Global Sales and Service to Accelerate Worldwide Growth. We are continuing to strengthen our global sales and service through increased staffing and expanded infrastructure. The strength of our global infrastructure provides local support to our international customers and a platform for expanding international sales.

  . Continue to Build Collaborative Development Relationships with Key Customers. We believe that pursuing joint development arrangements with leading manufacturers will provide us with critical insight into industry trends, and lead to the development of additional new modules or systems with broad market appeal. We work closely with our customers to anticipate and provide solutions that meet specific performance, reliability, cost and integration requirements.

  . Grow Through Strategic Acquisitions. We intend to continue to pursue strategic acquisitions of companies and/or product lines, particularly those with closely-related technologies in high-growth markets. Over the past four years, we have acquired four companies and one product line, extending our technology and broadening our markets.

Products

   We supply a broad range of modules and complete process systems for precision reactive gas processing applications. The broadest applications for our products are currently in the semiconductor industry. In addition, our products are used in certain medical equipment, such as MRI and laser hair removal devices, and a variety of industrial applications. Our systems are used in advanced semiconductor packaging, fiber optics manufacturing for telecommunications and magnetic sensors manufacturing.

   In semiconductor applications, the selling prices of our products have wide ranges depending on the level of integration, the quantity ordered, the extent of customized features and the application served. Typical selling prices for reactive gas processing products range from $10,000 to $175,000. Our complete etch, strip and deposition systems typically range in price from $250,000 to up to $3.0 million.

   Reactive Gas Modules and Power Modules for Semiconductor Processing

   Reactive Gas Modules. We supply a series of reactive gas modules that are designed to be incorporated as components in the semiconductor manufacturing equipment of our OEM customers. These individual modules provide flexibility of configuration and integration for semiconductor equipment customers.

   Power Modules. We are a leading supplier of RF and microwave power sources used for semiconductor deposition, etch and strip applications. We first introduced our product family into the semiconductor equipment market in 1993. In 1998, we launched our new line of microwave power sources with higher power levels and improved regulation, ripple, and accuracy. These new microwave power sources provide lower cost of ownership and improved process repeatability and control. Full production shipments of our new power sources were achieved in 1999.

   In 1997, we introduced our family of three-channel and four-channel subsystems that combine RF and microwave power sources, integrated with control systems, for etch, strip and deposition applications. This product family reduces costs by integrating all power requirements for advanced process chambers in a single, rack-mounted subsystem. We began selling these products in volume in 1997, and they have been accepted under a volume supply agreement. We also introduced into the medical market high-volume, low-cost, solid-state RF power supplies for reactive gas generation in the sterilization of surgical instruments.

   Integrated Reactive Gas and Power Modules. We supply a range of reactive gas subsystems for 200mm and 300mm semiconductor processing applications requiring atomic oxygen, atomic fluorine, ozone and other types of reactive gas. In these subsystems, the reactive gas source module is integrated with a power supply, gas handling equipment and controls. Depending on the product, energy supplied to produce the reactive gas may be microwave, RF or DC. These subsystems enable our customers to outsource their reactive gas technological development, speeding time to market and reducing their costs for total system production.

   Microwave. In 1997, we introduced an integrated general reactive gas source for photoresist strip and other applications that reduces time to market for our OEM customers by providing a fully integrated solution. This product is sold under a volume supply agreement for integration into a new generation of etch and strip equipment.

   Ozone. Our ozone product series consists of both modules and integrated ozone subsystems used in semiconductor deposition and wet wafer cleaning applications. Our subsystems incorporate our reactive gas sources and power sources integrated with controls and gas handling. Relative to traditional cleaning methods, ozone cleaning substantially reduces chemical consumption and disposal costs. In addition, the by-products of ozone cleaning are more environmentally friendly. Our patented ozone reactive gas generation technology is recognized in the industry for high-efficiency ozone production as well as high purity, cleanliness and reliability.

   We introduced our ozone gas generators in 1995 for use in TEOS ozone deposition of the insulating layers in semiconductors. In 1997, we introduced a higher concentration, higher purity ozone generator series targeted for 300mm wafer processing. In 2000, we introduced an even higher concentration ozone generator with no increase in module size.

   In 1997, we acquired Sorbios, a German manufacturer of ozone generation products specializing in dissolved ozone applications for semiconductor and other markets. In 1998, we introduced Liquozon, an integrated subsystem that dissolves ozone into water, creating an efficient water cleaning method and significantly reducing the use of acids and associated handling costs. We expect Liquozon to become widely adopted in the wet wafer cleaning market because it provides an integrated ozone solution which can be rapidly and easily implemented by our customers. Many leading wet wafer processing equipment companies are either already shipping our ozone solutions to customers or are in various stages of introducing wet ozone into their manufacturing process.

   ASTRON. In 1998, we introduced an integrated module for the production of atomic fluorine and atomic oxygen for use in cleaning and abatement in several semiconductor processing application chambers. Marketed under the trade name ASTRON, this subsystem integrates a reactive gas generating module, a power source and controls into an extremely compact unit. It produces a high flow of atomic gas, which supports rapid processing, while its compact design permits easy integration with semiconductor production tools.

   During the process of depositing the layers which make up a semiconductor circuit, the deposited material builds up on the inside of the chamber walls. Because these deposits can influence the uniformity and purity of the process, they must be periodically removed. Depending on the speed at which they are deposited, this removal step can cause significant equipment downtime for cleaning. One of the primary applications for ASTRON module is to clean these unwanted deposits from the inside walls of the semiconductor processing chambers. By generating atomic fluorine that reacts with the waste deposits in the chamber, new gases are formed that are easily scrubbed to form benign salts for disposal. By incorporating a short cleaning step into the process sequence, tool availability is greatly enhanced.

   In oxide etch and strip tools, our ASTRON module is used to abate hazardous exhaust, transforming the gases into substances which are easily scrubbed. In doing this, our reactive gas generator addresses the need to reduce greenhouse gases while, simultaneously, significantly lowering the cost of cleaning semiconductor process modules. Volume production shipments began in 1999.

   Complete Process Systems

   Our reactive gas solutions are incorporated into complete process systems on fully integrated platforms that include substrate handling, control systems and a production process. We have targeted a number of high- growth market segments for supplying complete systems where we can take advantage of our core technologies to provide unique process solutions. Primary market targets are semiconductor advanced packaging, telecommunications and magnetic sensors. Our three product lines detailed below are presently addressing these markets. These products are offered at prices ranging from $250,000 to $3.0 million.

   The Nimbus 300 product is a 300mm compatible complete physical vapor deposition (PVD) production tool for advanced wafer scale packaging processes. Primary application is for under-bump metallurgy for flip chip packaging, where it offers an extremely cost effective solution. Our tool provides higher wafer throughput and is easily configurable on the foundry floor to handle two inch to 12 inch wafers. Our system thus provides manufacturing flexibility and low overall cost of ownership, making it ideally suited for the independent packaging industry.

   Our PQ Series I systems offer batch processing for plasma cleaning of electronic packages. The PQ Series II and Series III systems are single chamber plasma process tools combining etch and strip and chemical vapor deposition. We supply systems for high-rate etch processes using scaleable, microwave driven reactive gas sources for telecommunications device manufacture and for magnetic data storage head applications. They provide rapid etch and low temperature deposition processes.

   Our Shamrock product is a multi-source, application specific PVD system for depositing the high-quality thin films used in MR and GMR recording heads, tunneling spin valves, motion and shock sensors in automobile electronics and advanced magnetic memory products. The Shamrock 150 is a 6 inch capable system with up to six sources. The Shamrock 200, under development, is an 8 inch-compatible tool featuring an ultra-high vacuum process chamber containing up to 10 sources, expandable to additional process chambers.

   Industrial, Medical and Other Applications

   We have expanded the use of our power source and reactive gas source technologies into new markets, including chemical vapor deposition in industrial markets and power sources for the medical market. In these applications, the selling prices of our products have wide ranges depending on the amount of reactive gas or power delivered, the level of integration (sources or integrated subsystems), the quantity ordered and the application served. Our products for the medical and industrial markets typically range in price from $1,500 to $175,000.

   Industrial Power Sources and Reactive Gas Sources. We supply power sources for industrial lasers and electro-optic applications. For the emerging water remediation market, we supply ozone source components and subsystems integrated with gas handling and controls. These subsystems can be configured to provide sufficient high-pressured ozone to process up to 2,000 gallons of water per minute.

   Medical Equipment Power Sources. We supply RF power sources used in MRI systems and in medical equipment sterilization systems. In addition, in 1997, we introduced DC switching power sources that offer excellent price/performance for medical applications. These products were widely offered internationally to customers beginning in 1999.

                    Products for Semiconductor Applications

                                              Trade        Year
  Product Category   Products                  Name     Introduced          Applications
  Power Modules      Microwave                             1988    Semiconductor etch and strip

                     Microwave OEM Product                 1993    Semiconductor deposition, etch
                                                                   and strip

                     Microwave with Self-  SmartPower      1998    Semiconductor, deposition,
                     Diagnostics                                   etch and strip
              -----------------------------------------------------------------------------------
                     Radio Frequency                       1996/1/ Primarily used internally in
                                                                   ASTeX's subsystems

                     Multi-Channel DC, RF  Gladiator       1997    Semiconductor deposition and
                     and Microwave Power                           etch and strip
                     Source
              -----------------------------------------------------------------------------------
                     DC/Low Frequency                      1997/2/ Semiconductor, medical and
                                                                   laser products
-------------------------------------------------------------------------------------------------
  Reactive Gas       Component General     SmartSet        1988    Semiconductor etch, strip
  Modules            Reactive Gas Source                           deposition and chamber clean

                     Integrated General    CPS             1997    Semiconductor strip
                     Reactive Gas Source

                     Fluorine Compatible   SmartMatch      1998    Semiconductor etch, strip,
                     Reactive Gas Source                           deposition and chamber clean
                     with Matching
              -----------------------------------------------------------------------------------
                     Component Ozone       Semozon         1995    Semiconductor deposition and
                     Source                                        wet wafer cleaning

                     Integrated Ozone      Semozon         1996    Semiconductor deposition and
                     Sources                                       wet wafer cleaning
                     Low Dopant Ozone                      1998    Semiconductor deposition and
                     Source                                        wet wafer cleaning

                     Ozonated Water        Liquozon      1998/3/   Semiconductor wet wafer
                     Delivery Subsystem                            cleaning

                     300mm Ozone Source                    2000    Semiconductor deposition and
                                                                   wet wafer cleansing
              -----------------------------------------------------------------------------------
                     Atomic Fluorine       ASTRON          1998    Semiconductor chamber clean
                     Subsystem                                     and exhaust gas abatement
-------------------------------------------------------------------------------------------------
  Complete           Batch Reactor Etch    PQ Series I     19984   Plasma cleaning of electronic
  Process Systems                                                  packages
              -----------------------------------------------------------------------------------
                     Single Chamber Etch & PQ Series II    19984   Data storage/thin film heads
                     CVD                   & III                   etch & CVD; telecommunications
              -----------------------------------------------------------------------------------
                     Cassette to Cassette  Nimbus 300    1999/5/   Under bump metallurgy;
                     Physical Vapor                                Backside metallization for
                     Deposition (PVD)                              advanced semiconductor
                                                                   packaging
              -----------------------------------------------------------------------------------
                     Orbital Planetary PVD Shamrock 150  1999/6/   GMR magnetic sensors

--------------------------------------------------------------------------------

/1/Derived from the acquisition of ETO in January 1996. /2/Derived from the acquisition of Converter Power in May 1997. /3/Derived from the acquisition of Sorbios in October 1997. /4/Derived from the acquisition of PlasmaQuest in November 1998. /5/Derived from the acquisition of Klee in April 1999. /6/Derived from the acquisition of Shamrock in August 1999.

   As shown in the table, we began selling reactive gas sources and microwave power sources in volume to the semiconductor equipment market in 1993. Over the past three years, all of our products introduced for the semiconductor equipment market have been more fully-integrated modules. As semiconductor equipment manufacturers implement lean manufacturing practices and move towards the outsourcing of more fully-integrated modules, we have an opportunity to further extend our modules product lines sold to these customers.

   Medical and Industrial Applications

   We use our power source and reactive gas source capabilities to provide a broad range of specialized products, primarily for MRI, surgical instrument sterilization equipment and medical and industrial lasers. The following table describes these products.

                Products for Medical and Industrial Applications

                                              Year
  Product Category        Products         Introduced          Applications
  Power Modules      Microwave                1993    Polymer processing
              ---------------------------------------------------------------------
                     Radio Frequency          1996/1/ Magnetic resonance imaging
                                                      equipment and medical
                                                      sterilization

              ---------------------------------------------------------------------
                     DC/Low Frequency         1997/2/ Medical and industrial lasers
-----------------------------------------------------------------------------------
  Reactive Gas       General Reactive Gas     1995    Industrial deposition and
   Modules           Sources                          optical thin-film coating
              ---------------------------------------------------------------------
                     Component Ozone          1996    Water remediation
                     Source
                                              1998    Polymer and surface treatment
              ---------------------------------------------------------------------
                     Integrated Ozone         1998    Water remediation
                     Sources

--------------------------------------------------------------------------------

/1/Derived from the acquisition of ETO in January 1996.
/2/Derived from the acquisition of Converter Power in May 1997.

Research and Development

   Our research and development activities emphasize process and application development in collaboration with key customers, supported by engineering teams with electrical, mechanical and software expertise. We have two applications development groups in the United States and one in Germany. Our senior engineering staff spend a substantial portion of their time visiting customers and exploring new applications requiring solutions. Our research and development staff totals approximately 82 people, 25 of whom have advanced degrees, including 14 Ph.D.s.

   Total research and development expenses were approximately $9.7 million in fiscal 1999, $12.0 million in fiscal 1998 and $8.7 million in fiscal 1997 or 12.5% of revenues in fiscal 1999, 14% of revenues in fiscal 1998 and 18% of revenues in fiscal 1997. Total research and development expenses for the six months ended December 25, 1999 were approximately $6.1 million (or 10% of revenues) and for the six months ended December 26, 1998 were approximately $4.6 million (or 16% of revenues).

   We expect to continue to spend heavily in future years on research and development activities because of the highly technical nature of our business, our rapidly expanding markets, and the new technologies that we are developing.

Significant Customers and Contracts

   During fiscal 1999, 1998, and 1997, Applied Materials accounted for approximately 45%, 40%, and 38% of our consolidated total revenue, and 50% for the six months ended December 25, 1999. If we lose Applied Materials or if it significantly reduces orders, our revenues, operating results and financial condition will be hurt. No other customer accounted for more than 8% of total revenue in fiscal 1999. While sales to Applied Materials represent a large portion of our total revenue, Applied Materials is the world's largest semiconductor equipment manufacturer and is reported to represent approximately 21% of the total wafer fabrication equipment market and as much as 60% of the market segments it serves.

   In the semiconductor equipment market, our customers include Applied Materials, FSI International, GaSonics International, PSK Tech Inc., Semitool, Silicon Valley Group, Ulvac and Varian Semiconductor Equipment. We have signed multi-year supply contracts with some of these customers, which typically provide for cancellation or modification with little or no penalty. Generally, customers may push out deliveries, put firm orders on hold, or cancel existing firm orders with little or no penalty.

Marketing, Sales and Services

   In order to sell and service our products more aggressively in the global market, we formed a Global Customer Operations organization in the last quarter of fiscal 1998. This organization presents one face to the customer worldwide and comprises our entire marketing, sales, service, and product management group. The organization is structured around regional offices worldwide, supporting direct marketing, sales, and service activities, and provides more control over independent sales and distribution representatives. In the past 18 months, the Global Customer Operations organization established regional offices for the western U.S. (Santa Clara, CA), central U.S. (Austin, TX), eastern U.S. (Woburn, MA), Germany, France, Taiwan and Japan, and we are negotiating a strategic alliance in Korea. During that period, our sales, marketing and service personnel have increased from 34 people to 46 people.

Manufacturing and Suppliers

   Our products are manufactured at facilities in Woburn, Wilmington and Newton, Massachusetts; Colorado Springs, Colorado; and Berlin, Germany. During the past two years, we have consolidated other facilities in California, Texas and Massachusetts into these facilities.

   We perform final assembly, integration, testing, and quality assurance at our facilities. We obtain and ship many of our products and components under "just-in-time" arrangements.

   Most of the components for our products are manufactured by a number of suppliers. However, we have several significant sole source suppliers. We believe that these components could be obtained elsewhere if needed or that our products could be redesigned to use alternative suppliers' products. However, other supply sources might not be available without significant delay or increased cost.

   We share common information systems and applications programs throughout our operations. Our enterprise resource program is used for manufacturing in all of our U.S. facilities and is being implemented in our Berlin facility. Our Woburn and Colorado Springs facilities are both ISO 9001 certified.

Competition

   We compete on the basis of our technical expertise, core competencies, manufacturing capabilities, high quality and reliability, performance, established reputation and customer relationships. Many of our technical personnel have recognized experience in the fields of power and reactive gas source technology, systems integration and advanced process technology. We compete in a number of markets by providing a broad array of products, engineering and service support. We believe that this range of products and capabilities provides us with a significant competitive advantage.

   We believe that we are the largest provider of microwave power sources and microwave-powered reactive gas sources in the world, facing competition primarily from Muegge Electronic GmbH in Germany and Daihen in Japan. In the ozone source market, we compete primarily with Ebara and Sumitomo Precision Products. We believe our major competitors for RF power sources and amplifiers are Advanced Energy Industries, Analogic, ENI, a subsidiary of Astec (BSR) Plc, and Comdel. We believe our major competitors for DC power sources are ALE Systems and Kaiser Systems. In the systems business, our major competitors are Balzers Process Systems, CVC, Shimatsu, STS, Trikon and Veeco Systems.

   We typically have been able to meet the purity, controllability and reliability requirements of our customers in a cost effective and timely manner. However, many of our customers have large, in-house equipment development programs. These in-house programs often attempt to develop equipment which may compete with or replace the products purchased from us. We must continue to develop and enhance our technology and products to keep pace with technological changes in production equipment and advanced materials processes.

Patents and Proprietary Information

   As of February 15, 2000, we own 26 U.S. patents and two foreign patents, and have 24 pending U.S. patent applications and 12 pending foreign applications in various stages of prosecution. The earliest of the issued patents expires in 2007. We have retained license rights to certain third party patents and patent applications. We have retained commercial ownership rights to proprietary technology developed under various U.S. and government contracts and grants, including SBIR contracts. We also have joint development agreements with industrial and commercial partners which may result in sole or joint ownership rights to proprietary technology developed under those agreements.

   There is no single patent or patent application which we believe is critical to our business. Our success depends principally on the technical expertise and product development capabilities of our engineering and manufacturing teams and the sales and marketing skills of our Global Customer Operations group.

   In addition to our patent rights, we rely upon trade secrets and confidentiality agreements, which all employees are required to execute, assigning all patent rights and technical or other information developed by employees during their employment to us. Our employees, consultants, customers, and potential customers have agreed not to disclose any trade secret or confidential information without prior written consent. Notwithstanding these confidentiality agreements, other companies could acquire information which we consider proprietary. Moreover, while we have successfully enforced one of our patents and intend to continue to vigorously enforce our patents against infringement by third parties, we might not be able to enforce our patents or obtain meaningful protection from competitors or third parties, or receive patents from our pending patent applications. Even if a competitor's products were to infringe our patents, enforcing our rights would be very expensive and would divert funds and resources which otherwise could be used in our operations. We might not be successful in enforcing our rights and a court could find that our products infringe a third party's rights. If we are not successful in a suit involving patents or other intellectual property rights of a third party, a license might not be available on commercially reasonable terms, or be available at all.

Backlog

   The majority of our business is performed under multi-year supply agreements with major customers. Due to short cycle times, the majority of our revenues in any fiscal quarter will likely not appear as backlog at the commencement of any fiscal quarter. In addition, the backlog figures do not include just-in-time deliveries, which represented approximately 9% of revenues during the most recent quarter. Our backlog consists of purchase orders for standard products and contracts for research and development. At December 25, 1999 our backlog was approximately $18.7 million, virtually all of which was for standard products. The product backlog at December 26, 1998 was approximately $12.0 million. We expect to complete all standard product backlog during the next six months. Our multi-year supply agreements, as well as certain government contracts, typically provide for cancellation or modification with little or no penalty. In addition, customers may push out deliveries, put firm orders on hold, or cancel existing firm orders with little or no penalty.

Facilities

   We occupy 60,000 square feet of leased space in Woburn, Massachusetts for our principal executive offices, research and development center and manufacturing activities. This lease terminates on June 30, 2000. The current rent for this facility is $46,851 per month. We will acquire approximately 118,000 square feet of space in Wilmington, Massachusetts for our principal executive offices, research and development center and manufacturing activities. We are purchasing these premises for approximately $10.7 million and anticipate completing this purchase in this fiscal quarter. We own 25,000 square feet of office, lab and manufacturing space occupied by our ETO subsidiary located in Colorado Springs, Colorado. We sublease 16,600 square feet of office and lab space in Colorado Springs, Colorado. The current rent for this facility is $16,600 per month. This lease will terminate on September 1, 2000, unless we exercise an option for an additional 18 months. We maintain office and manufacturing facilities in Newton, Massachusetts in 3,500 square feet of leased space. This lease expires on June 30, 2000. The rent for this facility is $4,442 per month.

   We maintain a sales and service office in approximately 12,439 square feet of leased space in Santa Clara, California under a three-year lease which expires on August 8, 2002. The rent for this space is $22,390 per month in year one, $23,012 per month in year two and $24,256 per month in year three. We maintain a sales and service office in approximately 1,484 square feet of leased space in Austin, Texas. The rent for this space is $1,700 per month and the lease expires on November 30, 2000. We also lease approximately 9,700 square feet of manufacturing and office space in Berlin, Germany. The current rent for this facility is $7,013 per month. The office space portion of the lease terminates on March 31, 2001 and will automatically renew for twelve months unless cancelled six months in advance. The manufacturing space portion of the lease terminates on June 30, 2001 and will automatically renew for twelve months unless cancelled six months in advance.

   ASTeX CPI occupied 31,000 square feet of leased space in Beverly, Massachusetts. We have a five-year lease on this facility which expires in September 2001. The current rent for this facility is $18,324 per month. We are currently attempting to sublease this space. During Fiscal 1999, our Beverly, Massachusetts and Modesto, California facilities were consolidated, primarily into the Woburn, Massachusetts facility and secondarily into the Colorado facility.

   ASTeX PlasmaQuest occupies 11,700 square feet of leased space in Dallas, Texas. The lease on this facility expires in July 2004. The current rent for this facility is $13,352 per month. During the first quarter of Fiscal 2000, our Dallas, Texas facility was consolidated into the Woburn, Massachusetts facility, and we have sublet this space.

Litigation

   We are not involved in any litigation of a material nature.

Employees

   As of January 31, 2000, we employed 471 persons on a full-time basis, including 72 temporary employees. We employ 55 full time and 7 temporary persons in administration, 45 full time and 2 temporary in sales, service and marketing, 82 full time and 3 temporary in research and development, and 215 full time and 62 temporary in manufacturing. We believe that our relations with our employees are satisfactory.

                                   MANAGEMENT

   The directors, executive officers, officers and certain other key employees of ASTeX, and their ages and positions as of January 31, 2000, are as follows:

Name                     Age                                 Position
----                     ---                                 --------
Richard S. Post, Ph.D.    56 President, Chief Executive Officer and Chairman of the Board of Directors
 .......................

William S. Hurley.......  55 Senior Vice President and Chief Financial Officer

John M. Tarrh...........  52 Vice President, Secretary, Treasurer and Director

Brian R. Chisholm.......  52 Senior Vice President and Chief Operating Officer

John E. Ross............  55 Senior Vice President

Stanley Burg............  59 Senior Vice President, Business Development

Jill E. Maunder.........  44 Vice President, Human Resources

Richard P. English,       56 Vice President, Massachusetts Manufacturing
 Ph.D. .................

Robert N. Caruso........  48 Vice President and General Manager, Colorado Springs Facility

Piero Sferlazzo,          47 Vice President, Technical Marketing/Product Management
 Ph.D. .................

Jack Schuss, Ph.D.......  47 Vice President, Engineering

Robert E. Bettilyon.....  51 Corporate Controller

Robert R. Anderson......  62 Director

Michel de Beaumont......  57 Director

John R. Bertucci........  58 Director

Hans-Jochen Kahl........  60 Director

   Richard S. Post, Ph.D. has served as our President, Chief Executive Officer and Chairman of the Board since our inception in January 1987. Prior to founding ASTeX, Dr. Post served at the Massachusetts Institute of Technology
(MIT) from January 1981 to December 1988. At MIT, Dr. Post served as a Senior Research Scientist, in the position of Head of the Mirror Confinement Division of the Plasma Fusion Center. Dr. Post holds a Ph.D. in Plasma Physics from Columbia University and a B.S. from the University of California at Berkeley. He also completed the Owner/President Management Program at Harvard Business School.

   William S. Hurley has served as our Senior Vice President and Chief Financial Officer since November 1999. From August, 1996 to October, 1999, Mr. Hurley served as Vice President and Chief Financial Officer at Cybex International, Inc., a publicly held manufacturer of fitness equipment. From March 1992 to September 1995, Mr. Hurley was Vice President-Controller and Chief Accounting Officer at Bolt, Beranek & Newman, Inc. (the former BBN Corporation). Since June 1993, Mr. Hurley has been a director of L.S. Starrett Co., a publicly held company which produces precision measurement equipment. Mr. Hurley holds an M.B.A. in Finance from Columbia University and a B.S. in Accounting from Boston College.

   Mr. John M. Tarrh has served as our Vice President, Secretary and Treasurer, and as a member of our board of directors since our inception in January 1987. Mr. Tarrh served as our Chief Financial Officer and Secretary from January 1987 through November 1999. Mr. Tarrh became the Manager of the Mirror Confinement Division of MIT's Plasma Fusion Center in 1986 where he was responsible for financial management, project management and administration. Prior to joining the research staff of MIT in 1978, he was the Executive Vice President-- Operations of Magnetic Engineering Associates, a privately held, high technology company in Cambridge, Massachusetts which was owned by Sala Magnetics. Mr. Tarrh presently serves as a director for QC Optics, Inc., a publicly held designer of laser-based defect detection systems. Mr. Tarrh is also a director of Bintel Systems, Inc. a privately held developer of inventory management automation systems. Mr. Tarrh holds a M.S. in Electrical Engineering from MIT, and a B.S. in Electrical Engineering from Virginia Polytechnic Institute and State University.

   Mr. Brian R. Chisholm has been our Chief Operating Officer and Senior Vice President since May 1998. From November 1996 to May 1998, Mr. Chisholm was our Senior Vice President of Operations. From 1994 to August 1996, Mr. Chisholm was the Research and Development Manager--Thin Film Systems for Varian Associates, a developer and producer of automated systems for depositing thin films, where he was responsible for advanced development, engineering and support of all thin film products. Previously, Mr. Chisholm was the Vice President, Engineering and Product Management for IRT Corporation, a publicly held company that provides machine vision based x-ray inspection systems and radiation processing services. Mr. Chisholm holds an M.B.A. from Northeastern University, a M.S. in Physics from Virginia Polytechnic Institute and State University and a B.A. in Physics from Northeastern University.

   Mr. Stanley Burg has been our Senior Vice President, Business Development since December 1998. From July 1995 to November 1998, Mr. Burg was Chief Executive Officer of Sputtered Films, Inc., a privately-owned company involved in the design and manufacture of high performance sputtering equipment for the semiconductor and magnetic storage industries. From 1991 to July 1995, Mr. Burg was Group Vice President of Implex PLC, a U.K. holding company comprised of wholly-owned subsidiaries in the semiconductor and memory products business.

   Mr. John E. Ross has been our Senior Vice President since February 2000, our Vice President, Business Development since January 2000 and served as a consultant to us since September 1999. From June 1998 to May 1999, Mr. Ross was the Senior Vice President of Operations at Topaz Technologies, a company which designs and manufactures professional, wide format ink jet printing systems. From June 1993 to June 1998, Mr. Ross was the General Manager and Vice President of Operations at Applied Magnetics Corporation, a manufacturer of read/write recording heads for computer disk drives. Mr. Ross is also a director of Life Quality Products, Inc., a privately-held company. Mr. Ross holds a B.S. in Chemistry from Hull University in Hull, England.

   Ms. Jill E. Maunder has been our Vice President of Human Resources since February 1998. From February 1996 to February 1998, Ms. Maunder was the President for Outsourcing Solutions, Inc., a human resources consulting firm. From September 1993 to January 1996, Ms. Maunder was Vice President, Human Resources Consulting for Strategic Outsourcing, Inc., a human resources outsourcing practice. Prior to that Ms. Maunder was Director, Human Resources for Bull HN Worldwide Information Services. Ms. Maunder holds a B.A. in Social Service from the University of New Hampshire.

   Richard P. English, Ph.D. has been our Vice President of Massachusetts Manufacturing since September 1999. During 1998, Dr. English served as a manufacturing process consultant to Quantum Vision, Inc. of Mountain View, California. From October 1998 to September 1999, Dr. English served as a consultant to Equilasers, Inc., a private medical and industrial laser manufacturing firm, where he identified and led efforts to create process infrastructure. From November 1998 to April 1999, Dr. English also served as a Vice President of Manufacturing Operations for Gregory Associates, Inc., a systems-level contract manufacturing firm, where he was responsible for all operations-related activities. From 1993 to 1998, Dr. English was Vice President, Operations, for Alcaltel Comptech, Inc. of Fremont, California. Dr. English holds a Ph.D. in Physical Chemistry from the Massachusetts Institute of Technology and a B.S. in Chemistry from the University of Rochester.

   Mr. Robert N. Caruso has been our Vice President/General Manager of the Colorado Springs facility since August 1999. From December 1998 to August 1999, Mr. Caruso was a consultant to Harris Group Inc., an engineering services firm, where he provided manufacturing, product/market and business planning expertise to project teams and senior management. From 1995 to 1998, Mr. Caruso was Chief Executive Officer of Pride Industries, Inc., a precision machining and specialty equipment company that was sold in September 1998. From 1993 to 1995, Mr. Caruso served as President of GAC Technologies Company. Mr. Caruso has also served as an officer and member of the Board of Directors of Lauener Engineering A.G., a European design, engineering and manufacturing subsidiary of ACX Technologies Inc. Mr. Caruso holds an M.B.A. from Wayne State University and a B.S. in engineering mechanics and a B.A. from Penn State University.

   Piero Sferlazzo, Ph.D. has been our Vice President, Technical Marketing/Product Management, since April 1999. From June 1997 to April 1999, Dr. Sferlazzo was President and co-founder of Klee Corporation, a company founded to develop and produce automated thin film deposition systems used in the packaging of computer chips, which was acquired by ASTeX in April 1999. From July 1993 to May 1997, Dr. Sferlazzo was at Krytek Corporation, initially as Vice President for Engineering, and subsequently as Chief Executive Officer. Krytek provides equipment to the semiconductor industry used during the maintenance and refurbishing of Ion Implanters. From December 1988 to July 1993 Dr. Sferlazzo was a Principal Scientist for Eaton Corporation, a major producer of Ion Implanters. Dr. Sferlazzo holds a Ph.D. from Brandeis University and a B.S. in Physics from the University of Florence in Italy.

   Jack Schuss, Ph.D. has been our Vice President, Engineering since February 2000. From 1997 to 2000, Dr. Schuss was the Director of Engineering at Raytheon RF Components, a designer and manufacturer of monolithic microwave integrated circuit components and modules for the wireless industry and in support of Raytheon Company's other businesses. From 1992 to 1997, Dr. Schuss was the Engineering Manager at Iridium MMA-Raytheon Co. Dr. Schuss holds a Ph.D. from Princeton University and an S.B. from Massachusetts Institute of Technology.

   Mr. Robert E. Bettilyon has been our Corporate Controller since August 1993. From 1983 to 1993, Mr. Bettilyon was Controller at Coherent General, Inc., a publicly-held manufacturer of industrial lasers and laser systems for materials processing and medical applications, and has served at each of its Massachusetts, Tokyo and Munich facilities. Mr. Bettilyon previously served as a Senior Financial Planning Analyst at Standard Oil of Ohio from 1980 to 1983, and as an Audit Senior at Touche Ross (now Deloitte and Touche) from 1977 to 1980. Mr. Bettilyon holds a B.S. in Accounting from the University of Utah and is a Certified Public Accountant.

   Mr. Robert R. Anderson has served as a member of our Board of Directors since October 1995. Since October 1998, Mr. Anderson has served as the Chief Executive Officer and Chairman of the Board of Directors of Yield Dynamics, Inc. (formerly "Integral Domain Technologies, Inc."), a manufacturer of yield management software. From 1996 to 1998, Mr. Anderson served as the Chief Executive Officer of Silicon Valley Research, Inc. (Silicon Valley), a manufacturer of EDA software for integrated circuit design and manufacture.
Mr. Anderson currently serves as Chairman of Silicon Valley. Previously, Mr. Anderson co- founded in 1975 and served as Chairman of the Board of Directors, Chief Financial Officer and Chief Operating Officer of KLA Instruments Corporation (now KLA-Tencor), the leading manufacturer of yield monitoring and process control systems for the semiconductor manufacturing industry, from which he retired in 1994. From 1970 to 1975, Mr. Anderson was Chief Financial Officer of Computervision Corporation, which developed and marketed software for design automation and product data management. Mr. Anderson is also a director of Metron Technology, a publicly held company. Mr. Anderson attended Bentley College.

   Mr. Michel de Beaumont has served as a member of our Board of Directors since January 1993. Since 1981, Mr. de Beaumont has served as a co-founder and director of American Equities Overseas (U.K.) Ltd. of London, England, a wholly owned subsidiary of American Equities Overseas Inc. (American Equities), a private securities brokerage and corporate finance firm. From 1978 to 1981, Mr. de Beaumont served as a Vice President in the London, England Office of American Securities Corp., which subsequently was the clearing house for American Equities until 1993. Mr. de Beaumont has also previously served as a Vice President at Smith Barney Harris Upham and Oppenheimer & Co. Mr. de Beaumont is also a Director of Agripope Inc., a public Argo-biotech company. Mr. de Beaumont is also a director of Euro-Nocopi, S.A., a privately-held company. Mr. de Beaumont holds degrees in Advanced Mathematics, Physics and Chemistry from the Universities of Poitiers and Paris, and a degree in Business Administration from the University of Paris.

   Mr. John R. Bertucci has served as a member of our Board of Directors since September 1994. Mr. Bertucci was the President, and a director of MKS Instruments, Inc. (MKS), a publicly held manufacturer and seller of pressure control instruments for vacuum processes, from 1974 to 1999, and Chairman and Chief Executive Officer since 1995. Since October 1998, Mr. Bertucci has served as a director of IntelliSense Corporation, a privately-owned designer and manufacturer of micro-electronic machined structures. Mr. Bertucci holds a M.S. in Industrial Administration and a B.S. in Metallurgical Engineering from Carnegie-Mellon University.

   Mr. Hans-Jochen Kahl has served as a member of our board of directors since October 1995. From June 1994 through September 1996, Mr. Kahl served as a consultant to Ebara, a Japanese manufacturer of industrial water pumps and vacuum process equipment for the semiconductor industry. Mr. Kahl was employed by Leybold AG, formerly Leybold-Heraeus GmbH (Leybold), a leading international manufacturer of vacuum pumps and other vacuum process equipment for the semiconductor industry, from July 1983 to March 1992, Mr. Kahl served as a managing director of Leybold, where he was primarily responsible for sales, marketing and strategic planning. Mr. Kahl was appointed to the Board of Directors of Leybold in 1987, and since November 1996, he has served as a director of Solid State Measurement, a privately held manufacturer of high precision measurement tools.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information known to ASTeX regarding the beneficial ownership of common stock as of January 31, 2000, and as adjusted to reflect the sale of shares offered hereby, by:

  . each of our directors;
  . the named executive officers;
  . all directors and executive officers as a group; and . each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

                               Shares Beneficially         Shares Beneficially
                                Owned Prior to the           Owned After the
                                   Offering(1)      Shares     Offering(1)
                               -------------------- to be  --------------------
                                Number   Percent(2)  Sold   Number   Percent(2)
                                ------   ---------- ------ --------- ----------
Executive Officers and
 Directors
Richard S. Post, Ph.D.(3)....    665,401     5.6%   50,000   615,401    4.3%
William S. Hurley............      1,000       *       --      1,000      *
John M. Tarrh(4).............    368,486     3.1%   50,000   318,486    2.2%
Brian R. Chisholm(5).........     64,900       *       --     64,900      *
Stanley Burg(6)..............     17,000       *       --     17,000      *
Robert R. Anderson(7)........     90,113       *       --     90,113      *
John Bertucci(8).............    113,250     1.0%      --    113,250      *
Michel de Beaumont(9)........     85,719       *       --     85,719      *
Hans-Jochen Kahl(10).........     34,250       *       --     34,250      *
All Officers and Directors as
 a Group (15 Persons)(11)....  1,483,719    12.3%      --  1,383,719    9.5%
                               ---------

Five Percent Stockholder
Kopp Investment Advisors,      1,265,800    10.8%      --  1,265,800    8.9%
 Inc.(12)....................
 7701 France Avenue South,
 Suite 500
 Edina, Minnesota 55435

--------
  * Less than one percent (1%)
 (1) Shares of common stock that an individual or group has the right to acquire within 60 days of January 31, 2000, pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders.
 (2) Percentage of ownership is based on 11,705,345 shares of common stock outstanding on January 31, 2000 and 14,205,345 shares of common stock outstanding after the completion of this Offering.
 (3) Includes 15,150 shares of common stock owned by Dr. Post's wife and 121,299 shares of common stock subject to currently exercisable options held by Dr. Post.
 (4) Includes an aggregate of 1,313 shares of common stock owned by Mr. Tarrh's wife and minor son and 36,350 shares of common stock subject to currently exercisable options held by Mr. Tarrh.
 (5) Includes 64,900 shares of common stock subject to currently exercisable options held by Mr. Chisholm.

 (6) Includes 8,000 shares of common stock subject to currently exercisable options held by Mr. Burg.

 (7) Includes 15,000 shares of common stock held in trust for the benefit of a child of Mr. Anderson, of which Mr. Anderson is the trustee, and 32,250 shares of common stock subject to currently exercisable options held by Mr. Anderson.

 (8) Includes 52,500 shares of common stock held by MKS Instruments, Inc., of which Mr. Bertucci is the majority shareholder and 38,250 shares of common stock subject to currently exercisable options held by Mr. Bertucci.

 (9) Includes 47,469 shares of common stock held by various trust arrangements, of which Mr. de Beaumont is a beneficiary and 38,250 shares of common stock subject to currently exercisable options held by Mr. de Beaumont.

(10) Includes 23,750 shares of common stock subject to currently exercisable options held by Mr. Kahl.

(11) Includes (i) 12,600 shares of common stock owned and 6,000 shares of common stock subject to currently exercisable options held by Jill E. Maunder, our Vice President of Human Resources, (ii) 10,000 shares of common stock owned and 6,000 shares of common stock subject to currently exercisable options held by Piero Sterlazzo, our Vice President of Technical Marketing/Product Management, (iii) 6,000 shares of common stock subject to currently exercisable options held by Robert N. Caruso, our Vice President and General Manager of Colorado Springs and (iv) 3,000 shares of common stock subject to currently exercisable options held by Richard P. English, Ph.D., our Vice President of Massachusetts Manufacturing. See also footnotes 3 through 11 above.

(12) Based solely upon a Schedule 13G filed on February 4, 2000 by Kopp Investment Advisors, Inc. (KIA) on behalf of KIA, Kopp Holding Company and Leroy C. Kopp. KIA is an investment adviser that is wholly-owned by Kopp Holding Company, which is wholly-owned by Leroy C. Kopp. KIA has sole voting power as to 357,500 of such shares and sole dispositive power as to 235,000 of such shares. Leroy C. Kopp has sole voting and dispositive power as to 15,000 of such shares. The address for Kopp Investment Advisors, Inc., Kopp Holding Company and Leroy C. Kopp is 7701 France Avenue South, Suite 500, Edina, MN 55435.

                                  UNDERWRITING

   The underwriters named below, represented by Robertson Stephens, CIBC World Markets Corp., Needham & Company, Inc. and Adams, Harkness & Hill, Inc. (the Representatives), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from us and the selling stockholders the number of shares of common stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The Underwriting Agreement provides that the obligations of the underwriters to pay for and accept delivery of such shares are subject to certain conditions precedent, and that the underwriters are committed to purchase all of such shares, if any are purchased.

     Underwriters                                               Number of Shares
     ------------                                               ----------------
     FleetBoston Robertson Stephens Inc........................
     CIBC World Markets Corp...................................
     Needham & Company, Inc....................................
     Adams, Harkness & Hill, Inc. .............................
                                                                   ---------
       Total...................................................    2,600,000
                                                                   =========

   The Representatives have advised us that the underwriters initially propose to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow to selected dealers a
concession of not more than $   per share, and the underwriters may allow, and
such dealers may reallow, a concession of not more than $   per share to
certain other dealers. After this offering, the offering price and other selling terms may be changed by the Representatives. We estimate that the total offering expenses, other than underwriting discounts and commissions, will be
$   .

   The underwriters have an option to buy up to 390,000 additional shares of common stock from us at the same price per share that we will receive for the 2,600,000 shares that the underwriters have agreed to purchase from us and the selling stockholders. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

   Our directors and officers, holding in the aggregate 1,099,670 shares of common stock after this offering, have agreed that, for a period of 90 days after the date of this prospectus, they will not, without the prior written consent of Robertson Stephens, directly or indirectly sell, offer to sell or otherwise dispose of any such shares of common stock or any right to acquire such shares. In addition, we have agreed that, for a period of 90 days after the date of this prospectus, we will not, without the prior written consent of Robertson Stephens, issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities or any other securities convertible into or exchangeable for the common stock or other equity security, other than the grant of options to purchase common stock or the issuance of shares of common stock under our stock option and stock purchase plans and the issuance of shares of common stock pursuant to the exercise of outstanding options and warrants.

   The Underwriting Agreement provides that we indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make arising from these types of liabilities.

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

                                    EXPERTS

   The consolidated financial statements of Applied Science and Technology, Inc. and subsidiaries as of June 26, 1999 and June 27, 1998 and for each of the years in the three-year period ended June 26, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the common stock offered with this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with the common stock offered with this prospectus will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets at June 27, 1998, June 26, 1999, and December
 25, 1999 (unaudited).....................................................  F-3
Consolidated Statements of Operations for the Years Ended June 28, 1997,
 June 27, 1998 and June 26, 1999 and for the six months ended December 26,
 1998 and December 25, 1999 (unaudited)...................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended June
 28, 1997, June 27, 1998 and June 26, 1999 and for the six months ended
 December 25, 1999 (unaudited)............................................  F-5
Consolidated Statement of Cash Flows for the Years Ended June 28, 1997,
 June 27, 1998 and June 26, 1999 and for the six months ended December 26,
 1998 and December 25, 1999 (unaudited)...................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Applied Science and Technology, Inc.:

   We have audited the accompanying consolidated balance sheets of Applied Science and Technology, Inc. and subsidiaries as of June 26, 1999 and June 27, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 26, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied Science and Technology, Inc. and subsidiaries as of June 26, 1999 and June 27, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 26, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Boston, Massachusetts
July 23, 1999, except for note 20, as to which the date is August 24, 1999

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  June     June
                                                   27,      26,    December 25,
                                                  1998     1999        1999
                                                 -------  -------  ------------
                                                                   (Unaudited)
                     ASSETS
Current Assets:
  Cash and cash equivalents..................... $ 7,687  $31,775    $17,628
  Trade receivables, net (notes 2, 3 and 9).....  12,734   18,093     22,680
  Other receivables.............................     --       906        647
  Investments, short term ......................     --       --       4,988
  Inventories (note 4)..........................  13,737   12,419     16,290
  Prepaid expenses and other assets.............     549      386        549
  Deferred income taxes (note 7)................   1,356    1,514      1,091
                                                 -------  -------    -------
    Total current assets........................  36,063   65,093     63,873
                                                 -------  -------    -------
Property and Equipment:
  Land..........................................     473      473        473
  Building......................................   1,643    1,652      1,652
  Equipment.....................................  11,108   11,181     14,117
  Furniture and fixtures........................   1,032    1,043      1,054
  Leasehold improvements........................   2,228    2,193      2,209
                                                 -------  -------    -------
                                                  16,484   16,542     19,505
    Less accumulated depreciation and
     amortization...............................  (7,960)  (8,394)    (9,408)
                                                 -------  -------    -------
    Net property and equipment..................   8,524    8,148     10,097
                                                 -------  -------    -------
Other Assets:
  Patents, net..................................   1,095      992        988
  Goodwill, net of accumulated amortization of
   $471 and $942 in 1998 and 1999, respectively,
   and $1,392 at December 25, 1999 .............   4,042    3,967      8,135
  Long-term investments.........................     --       --       5,116
  Deferred income taxes (note 7)................   1,100    1,936      2,600
  Notes receivable, less current maturities
   (notes 3 and 12).............................     469      394        374
  Other, net....................................     --         5        --
                                                 -------  -------    -------
    Total other assets..........................   6,706    7,294     17,213
                                                 -------  -------    -------
                                                 $51,293  $80,535    $91,183
                                                 =======  =======    =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.............................. $ 3,012  $ 5,496    $ 5,357
  Accrued expenses..............................   1,935    3,471      4,750
  Accrued compensation expense and related
   costs........................................   1,993    2,624      3,111
  Accrued income taxes..........................     293      607      1,596
  Commissions payable and customer advances.....     259      616      1,183
                                                 -------  -------    -------
    Total current liabilities................... $ 7,492  $12,814    $15,997
                                                 =======  =======    =======
Commitments and contingencies (notes 5 and 10)
Stockholders' Equity (notes 6 and 13):
  Common stock..................................      86      114        116
  Additional paid-in capital....................  44,193   70,045     71,648
  Retained earnings (Accumulated deficit).......    (247)  (2,124)     3,668
  Less: Notes receivable for common stock
   purchases....................................    (148)    (148)       --
  Accumulated other comprehensive income loss...     (83)    (166)      (246)
                                                 -------  -------    -------
    Total stockholders' equity..................  43,801   67,721     75,186
                                                 -------  -------    -------
                                                 $51,293  $80,535    $91,183
                                                 =======  =======    =======

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                  Years Ended                 Six Months Ended
                         -------------------------------  -------------------------
                         June 28,   June 27,   June 26,   December 26, December 25,
                           1997       1998       1999         1998         1999
                         ---------  ---------  ---------  ------------ ------------
                                                                 (Unaudited)
Product sales, net...... $  43,935  $  77,958  $  72,097   $  26,573    $   57,300
Research contract
 revenue................       982        786        856         236            32
Other revenue...........     3,050      4,692      5,256       2,145         4,336
                         ---------  ---------  ---------   ---------    ----------
    Total revenue (note
     9).................    47,967     83,436     78,209      28,954        61,668
                         ---------  ---------  ---------   ---------    ----------
Cost of sales and
 revenue:
  Product sales and
   other revenues.......    30,053     54,564     55,246      23,145        37,504
  Research contracts....       504        423        309         135             3
                         ---------  ---------  ---------   ---------    ----------
    Total cost of sales
     and revenue........    30,557     54,987     55,555      23,280        37,507
                         ---------  ---------  ---------   ---------    ----------
    Gross profit........    17,410     28,449     22,654       5,674        24,161
                         ---------  ---------  ---------   ---------    ----------
Operating expenses:
  Research and
   development expenses
   .....................     7,343     11,253      9,745       4,568         6,092
  Selling expenses......     2,950      4,427      5,168       2,375         4,165
  General and
   administrative
   expenses.............     3,958      6,648      8,055       3,673         5,611
  Acquisition-related
   expenses (note 11)...     1,500        212        --          --            --
  Restructuring
   charges..............       --         --       2,260       1,497           --
                         ---------  ---------  ---------   ---------    ----------
    Total operating
     expenses...........    15,751     22,540     25,228      12,113        15,868
                         ---------  ---------  ---------   ---------    ----------
    Earnings (loss) from
     operations.........     1,659      5,909     (2,574)     (6,439)        8,293
                         ---------  ---------  ---------   ---------    ----------
Other income (expense):
  Interest expense......      (585)      (196)       (32)        (20)          --
  Interest income.......       396        514        649         187           848
  Other income
   (expense)............        18        260         56          69          (107)
                         ---------  ---------  ---------   ---------    ----------
    Total other income
     (expense)..........      (171)       578        673         236           741
                         ---------  ---------  ---------   ---------    ----------
    Earnings (loss)
     before income
     taxes..............     1,488      6,487     (1,901)     (6,203)        9,034
Income tax expense
 (benefit) (note 7).....       550      2,466       (650)     (2,286)        3,242
                         ---------  ---------  ---------   ---------    ----------
    Net earnings
     (loss)............. $     938  $   4,021  $  (1,251)  $  (3,917)   $    5,792
                         =========  =========  =========   =========    ==========
Earnings (loss) per
 share:
  Basic................. $    0.14  $    0.50  $   (0.13)  $   (0.46)   $     0.50
                         =========  =========  =========   =========    ==========
  Diluted............... $    0.14  $    0.47  $   (0.13)  $   (0.46)   $     0.48
                         =========  =========  =========   =========    ==========
Weighted average common
 shares:
  Basic................. 6,686,253  8,052,926  9,398,289   8,593,863    11,500,957
                         =========  =========  =========   =========    ==========
  Diluted............... 6,777,440  8,528,947  9,398,289   8,593,863    12,181,771
                         =========  =========  =========   =========    ==========

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                                     Notes
                                                                                   Receivable
                            Preferred                                   Retained      for         Other      Total
                              Stock       Common Stock     Additional   Earnings     Common    Accumulated   Stock-
                          ------------- ------------------  Paid-in   (Accumulated   Stock    Comprehensive holders'
                          Shares Amount   Shares    Amount  Capital     Deficit)   Purchases  Income (Loss)  Equity
                          ------ ------ ----------  ------ ---------- ------------ ---------- ------------- --------
Balance at July 29,
 1996...................   --     $--    6,672,563   $ 66   $26,668     $(5,206)     $(233)       $ --      $21,295
Repayment of notes
 receivable.............   --      --          --     --        --          --           7          --            7
Canceled stock in
 exchange for
 cancellation of note
 receivable.............   --      --       (7,500)   --        (78)        --          78          --          --
Exercise of stock
 options................   --      --       52,964      1       289         --         --           --          290
Tax benefit of stock
 options exercised......   --      --          --     --         63         --         --           --           63
Stock issued in
 connection with
 acquisition ...........   --      --       60,482      1       895         --         --           --          896
Net earnings and total
 comprehensive income...   --      --          --     --        --          938        --           --          938
                           ---    ----  ----------   ----   -------     -------      -----        -----     -------
Balance at June 28,
 1997...................   --      --    6,778,509     68    27,837      (4,268)      (148)         --       23,489
Exercise of stock
 options and warrants...   --      --    1,827,954     18    16,080         --         --           --       16,098
Tax benefit of stock
 options exercised......   --      --          --     --        276         --         --           --          276
Comprehensive income
 (loss):
 Cumulative translation
 adjustment.............   --      --          --     --        --          --         --           (83)        (83)
 Net earnings...........   --      --          --     --        --        4,021        --           --        4,021
                                                                                                            -------
Total comprehensive
 income (loss)..........   --      --          --     --        --          --         --           --        3,938
                           ---    ----  ----------   ----   -------     -------      -----        -----     -------
Balance at June 27,
 1998...................   --      --    8,606,463     86    44,193        (247)      (148)         (83)     43,801
Common stock issued, net
 of issuance costs .....   --      --    2,300,000     23    23,783         --         --           --       23,806
Exercise of stock
 options and warrants...   --      --      222,035      2       987         --         --           --          989
Tax benefit of stock
 options exercised .....   --      --          --     --        443         --         --           --          443
Cancellation of escrowed
 shares.................   --      --      (21,940)   --       (195)        --         --           --         (195)
Stock issued in pooling
 of interest
 acquisition............   --      --      310,604      3       834        (626)       --           --          211
Comprehensive income
 (loss):
 Cumulative translation
 adjustment.............   --      --          --     --        --          --         --           (83)        (83)
 Net loss...............   --      --          --     --        --       (1,251)       --           --       (1,251)
                                                                                                            -------
Total comprehensive
 income (loss)..........   --      --          --     --        --          --         --           --       (1,334)
                           ---    ----  ----------   ----   -------     -------      -----        -----     -------
Balance at June 26, 1999
 .......................   --      --   11,417,162    114    70,045      (2,124)      (148)        (166)     67,721
Exercise of stock
 options and warrants...   --      --      250,045      2     1,603         --         --           --        1,605
Notes receivable for
 common stock ..........   --      --          --     --        --          --         148          --          148
Comprehensive income:
 Cumulative translation
 adjustment ............   --      --          --     --        --          --         --           (80)        (80)
 Net earnings ..........   --      --          --     --        --        5,792        --           --        5,792
                                                                                                            -------
Total comprehensive
 income (loss) .........   --      --          --     --        --          --         --           --        5,712
                           ---    ----  ----------   ----   -------     -------      -----        -----     -------
Balance at December 25,
 1999 (Unaudited).......   --     $--   11,667,207   $116   $71,648     $ 3,668      $ --         $(246)    $75,186
                           ===    ====  ==========   ====   =======     =======      =====        =====     =======

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                 Years Ended                Six Months Ended
                          ----------------------------  -------------------------
                          June 28,  June 27,  June 26,  December 26, December 25,
                            1997      1998      1999        1998         1999
                          --------  --------  --------  ------------ ------------
                                                               (Unaudited)
Cash flows from
 operating activities:
Net earnings (loss).....  $   938   $ 4,021   $(1,251)    $(3,917)     $  5,792
Adjustments to reconcile
 net earnings (loss) to
 net cash provided by
 (used for) operating
 activities:
 Depreciation...........    1,825     2,194     2,658       1,412         1,583
 Amortization ..........      117       548       623         306           538
 Acquisition-related
  expenses..............    1,500       212       --          --            --
 Deferred income taxes..     (439)       37      (994)     (2,286)         (241)
 (Gain) loss on disposal
  of assets.............      --       (192)      832         625            13
 Equipment transferred
  to inventories........      114       --        --          --            280
 Changes in assets and
  liabilities:
 Trade receivables......   (1,739)       44    (4,328)        684        (4,587)
 Inventories............      146    (2,754)    1,636       1,302        (3,224)
 Prepaid expenses and
  other assets..........       42      (272)     (569)         28          (230)
 Notes receivable.......      373       232       (23)        233            19
 Accounts payable.......      785    (1,897)    1,948      (1,600)         (138)
 Accrued expenses.......      188       410     1,570         (44)        2,398
 Accrued income taxes...      536       (77)      758         236           988
                          -------   -------   -------     -------      --------
  Net cash provided by
   (used for) operating
   activities...........    4,386     2,506     2,860      (3,021)        3,191
                          -------   -------   -------     -------      --------
Cash flows from
 investing activities:
Acquisitions of
 subsidiaries, less cash
 acquired...............   (6,483)   (3,683)      (23)        (23)       (6,208)
Acquisition related
 receivable.............      --        --        --         (806)          --
Advances to subsidiary
 prior to acquisition...      --        --     (1,050)       (800)          --
Purchases of
 investments............   (1,299)      --        --          --        (10,104)
Proceeds from sales of
 investments............    1,991     1,800       --          --            --
Additions to property
 and equipment..........   (1,030)   (2,999)   (1,839)     (1,010)       (2,616)
Patent costs............      (57)      (25)      (52)        (10)          (83)
Investment in other
 assets.................     (140)      --         48          40           --
                          -------   -------   -------     -------      --------
  Net cash used for
   investing
   activities...........   (7,018)   (4,907)   (2,916)     (2,609)      (19,011)
                          -------   -------   -------     -------      --------
Cash flows from
 financing activities:
Net borrowings under
 note payable to bank...      --        --        --          172           --
Proceeds from notes
 payable................    4,983       --        --          --            --
Repayments of notes
 payable................   (4,584)   (9,173)     (686)       (206)          --
Repayment of notes
 receivable for common
 stock purchases........        7       --        --          --            148
Net proceeds from
 issuance of common
 stock..................      290    16,098    24,912           7         1,605
                          -------   -------   -------     -------      --------
  Net cash provided by
   (used for) financing
   activities...........      696     6,925    24,226         (27)        1,753
                          -------   -------   -------     -------      --------
Effect of exchange rates
 on cash................      --        (83)      (82)        141           (80)
                          -------   -------   -------     -------      --------
Net increase (decrease)
 in cash and cash
 equivalents............   (1,936)    4,441    24,088      (5,516)      (14,147)
Cash and cash
 equivalents at
 beginning of period....    5,182     3,246     7,687       7,687        31,775
                          -------   -------   -------     -------      --------
Cash and cash
 equivalents at end of
 period.................  $ 3,246   $ 7,687   $31,775     $ 2,171      $ 17,628
                          =======   =======   =======     =======      ========
Supplemental disclosures
 of cash flow
 information:
Cash paid during the
 period for:
 Interest...............  $   539   $   249   $    32     $    20      $    --
                          =======   =======   =======     =======      ========
 Income taxes...........  $   454   $ 2,521   $   277     $   236      $  1,526
                          =======   =======   =======     =======      ========
Acquisitions:
Assets acquired.........  $ 4,074   $ 4,701   $ 2,578     $ 2,579      $  2,024
Acquisition related
 expenses, net of tax
 benefit................      945       212       --          --            --
Goodwill and other
 intangible assets......    3,317     2,177       393         393         4,288
Liabilities assumed.....     (957)   (3,407)   (2,824)     (2,025)         (104)
Common stock issued.....     (896)      --        --          --            --
                          -------   -------   -------     -------      --------
   Cash paid............    6,483     3,683       147         947         6,208
Less cash acquired and
 pre-acquisition
 advances to
 subsidiary.............      --        --       (124)       (924)          --
                          -------   -------   -------     -------      --------
   Net cash paid for
    acquisitions........  $ 6,483   $ 3,683   $    23     $    23      $  6,208
                          =======   =======   =======     =======      ========

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except share and per share data)

(1) Nature of Business and Summary of Significant Accounting Policies

 Nature of Business

   Applied Science and Technology, Inc. (the "Company") develops and manufactures modules and systems using reactive gas and power source technologies for semiconductor, medical and industrial production applications.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Applied Science and Technology ("ASTeX") GmbH, ASTeX/Gerling Laboratories, Inc., ETO, Inc. ("ETO"), ASTeX CPI, Inc. ("CPI"), Newton Engineering Service, Inc. ("NES") and ASTeX Sorbios GmbH. All significant intercompany balances and transactions have been eliminated in consolidation.

 Interim Financial Statements

   The interim financial statements as of December 25, 1999, and for the six months ended December 26, 1998 and December 25, 1999 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations have been included in such unaudited financial statements. The results of operations for the six months ended December 25, 1999 are not necessarily indicative of the results to be expected for the entire year.

 Revenue Recognition

   The Company recognizes revenue on product sales and other sales when the related products are shipped or the related services are rendered. The Company periodically enters into research contracts which generally provide for nonrefundable payments. Research contract revenue is recognized based on the proportion of costs incurred to total estimated costs using the percentage of completion method. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized.

 Cash Equivalents

   For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Investments

   Short-term and long-term investments consist of U.S. treasury notes and government backed debt at June 26, 1999 and June 27, 1998. The Company uses an investment firm to manage its investment portfolio.

   The Company classifies its securities as held-to-maturity. Held-to-maturity securities are those investments in which the Company has the ability and intent to hold the security until maturity. Held-to-maturity securities are recorded at amortized cost, which approximates market value.

   Dividend and interest income is recognized in the period earned. Realized gains and losses for held-to-maturity securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


 Property and Equipment

   Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of fixed assets are as follows:

     Building.............................................. 25 to 31 1/2 years
     Equipment, furniture and fixtures..................... 3 1/2 to 7 years
     Leasehold improvements................................ Remaining lease term

 Patents

   Patent costs are amortized over their estimated useful life of five years.

 Goodwill

   Goodwill is amortized over 10 years. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company estimates the undiscounted cash flow of the business segment, net of tax, over the remaining life of the asset in determining whether the asset is recoverable. Charges for impairment of goodwill would be recorded to the extent unamortized book value exceeds the related future discounted cash flow, net of tax. The discount factor to be used would be the long-term debt rate currently obtainable by the Company.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

   The Company uses the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

 Research and Development Costs

   All research and development costs are expensed as incurred. Research and development expenses attributable to research contracts are included in costs of sales and revenue.

 Income Taxes

   The Company's income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


 Use of Estimates

   Management of the Company has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The significant estimates included in the consolidated financial statements relate to the determination of reserves for excess inventories. Management establishes its reserves for excess inventories based upon expected future usage and sales of inventories in the normal course of business as adjusted for anticipated changes in market demand. Certain of the Company's inventories are product specific and may not be readily salable in the open market. The possible loss of sales to certain customers could result in the need for further adjustment to the carrying value of the Company's inventories.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

   The carrying amounts of cash and cash equivalents, trade receivables, prepaid expenses and other assets, accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments.

   The carrying amounts of short-term investments and long-term investments approximate fair value based on quoted market prices.

   The carrying amounts of notes receivable approximate fair value as the rates of interest on these instruments approximate current market rates of interest for similar instruments with comparable maturities.

 Accounting for Stock-Based Compensation

   In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation ("Statement 123") which established a fair-value based method of accounting for stock-based compensation plans. Prior to its adoption of Statement 123, the Company accounted for employee stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees, which required the use of an intrinsic-value method of accounting for stock options. Statement 123 allows the continued use of the intrinsic-value method of accounting prescribed by APB Opinion No. 25 as long as pro forma disclosures of net earnings (loss) and net earnings (loss) per share, as if the fair-value method of accounting for stock-based compensation were applied, are presented.

   The Company has adopted Statement 123 and has elected to continue to account for stock-based compensation using the methodology prescribed by APB Opinion No. 25. Accordingly, pro forma disclosures of net earnings (loss) and net earnings (loss) per share as if the fair-value method of accounting for stock-based compensation were applied are presented in note 6.

 Foreign Currency Translation

   All assets and liabilities of the Company's foreign operations are translated into U.S. dollars using year-end exchange rates. All revenue and expense items are translated using weighted-average exchange rates for the year. Translation gains and losses are included in other comprehensive income in the statement of stockholders' equity.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


 Comprehensive Income

   The Company adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, during Fiscal Year 1999. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. This pronouncement requires that the accumulated total of other comprehensive income be shown as a separate component of stockholders' equity, with additional disclosure of accumulated balances for each classification within other comprehensive income in addition to the reporting of total comprehensive income. Accumulated other comprehensive income, a component of stockholders' equity previously titled "cumulative translation adjustment", consists solely of foreign currency translation.

(2) Trade and Notes Receivable

   Trade and notes receivable consist of the following:

                                                                June     June
                                                                 27,      26,
                                                                1998     1999
                                                               -------  -------
   Trade receivables.......................................... $13,044  $18,466
   Notes receivable, current portion (see note 3).............      67      362
   Allowance for doubtful accounts............................    (377)    (735)
                                                               -------  -------
                                                               $12,734  $18,093
                                                               =======  =======

(3) Notes Receivable

   Notes receivable consist of the following:

                                                             June 27, June 26,
                                                               1998     1999
                                                             -------- --------
   Note receivable from stockholder with interest at 8% per
    annum, payable in principal installments through June,
    1999 with the remaining balance due in August, 1999.
    The note is secured by certificates of deposit.........    $288     $224
   Note receivable with interest at 8% per annum, payable
    in monthly installments of $2, including interest, with
    any remaining balance due on December 2, 2002. The note
    is secured by real estate..............................     148      190
   Note receivable with interest at 8.5% per annum, payable
    in quarterly principal installments of $10, plus
    accrued interest, with final principal payment of $100
    on June 30, 2003. This note is secured by equipment....     --       250
   Unsecured note receivable due on October 1, 1999........     --        90
   Unsecured note receivable with interest at 10%..........     100      --
   Other notes ............................................     --         2
                                                               ----     ----
                                                                536      756
     Less current maturities...............................      67      362
                                                               ----     ----
     Long-term notes receivable............................    $469     $394
                                                               ====     ====

   Current maturities of notes receivable have been included in trade receivables.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(4) Inventories

   Inventories consist of the following:

                                                                    December 25,
                                                  June 27, June 26,     1999
                                                    1998     1999   (Unaudited)
                                                  -------- -------- ------------
   Raw materials................................. $ 8,990  $ 7,906    $11,834
   Work in process...............................   3,210    3,458      2,401
   Finished goods................................   1,537    1,055      2,055
                                                  -------  -------    -------
                                                  $13,737  $12,419    $16,290
                                                  =======  =======    =======

(5) Leases

   The Company leases equipment and office, research and manufacturing facilities under operating leases which expire through April, 2010. Future minimum lease payments under operating leases are as follows:

   Year ending June 30:
     2000............................................................... $ 1,714
     2001...............................................................   1,433
     2002...............................................................   1,253
     2003...............................................................   1,340
     2004...............................................................   1,324
     Thereafter.........................................................   7,292
                                                                         -------
                                                                         $14,356
                                                                         =======

   Rent expense totaled $762, $916 and $1,339 for the years ended June 28, 1997, June 27, 1998 and June 26, 1999, respectively.

(6) Stockholders' Equity

   Capital stock consists of the following at June 27, 1998 and June 26, 1999:

                                                             Number of shares
                                                          issued and outstanding
                                                          ----------------------
                                                           June 27,   June 26,
                                               Authorized    1998       1999
                                               ---------- ----------------------
   Preferred stock:
     Preferred stock, $.01 par value..........  1,000,000        --          --
                                               ---------- ---------- -----------
       Total preferred stock..................  1,000,000        --          --
                                               ---------- ---------- -----------
   Common stock:
     Common stock, $.01 par value............. 30,000,000  8,606,463  11,417,162
                                               ---------- ---------- -----------
       Total common stock..................... 30,000,000  8,606,463  11,417,162
                                               ---------- ---------- -----------
       Total capital stock.................... 31,000,000  8,606,463  11,417,162
                                               ========== ========== ===========

   The holders of common stock are entitled to one vote for each share of record held on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefrom, and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly issued and nonassessable.

   On March 5, 1999, the Company completed the registration and sale of 2,000,000 shares of common stock at $11 per share. On April 6, 1999, the underwriters exercised their over-allotment option to purchase an additional 300,000 shares of common stock, bringing total shares issued in this offering to 2.3 million. The net proceeds from the offering were approximately $23.8 million.

   On February 19, 1998, the Company declared a dividend of one preferred share purchase right (a "right") for each outstanding share of common stock outstanding on March 2, 1998 (the "record date") to stockholders of record on that date. Each right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share ("junior preferred shares"), of the Company at $70 per one one-thousandth of a junior preferred share, subject to adjustment in the event of a stock split of the common shares or a stock dividend on the common shares payable in common shares or subdivisions, consolidations or combinations of the common shares occurring prior to the distribution date, defined below.

   Until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired a beneficial ownership of 15% or more of the outstanding common shares or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common shares (the earlier of such dates being the "distribution date"), the rights will be evidenced, with respect to any of the common share certificates outstanding as of the record date.

   Until the distribution date, the rights will be transferred with and only with the common shares. Until the distribution date (or earlier redemption or expiration of the rights), new common share certificates issued after the record date will contain a notation incorporating the rights agreement by reference.

   Preferred shares purchased upon exercise of the rights are not redeemable and are entitled to quarterly dividend payments of 1000 times dividends declared on common shares, 1000 votes, voting together with common shares, and 1000 times the aggregate payment made to common shareholders in the event of liquidation.

   The rights are not exercisable until the distribution date and expire on December 31, 2007, unless extended or redeemed by the Company.

   The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions.

   The future issuance of preferred stock could reduce the rights, including voting rights, of the holders of common stock, and, therefore, reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by existing management.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

   On September 3, 1997, the Company announced that it had met the requirements for the redemption of redeemable warrants issued in connection with the Company's Initial Public Offering ("IPO") and called the warrants for redemption. 2,082,451 redeemable warrants and 133,088 underwriter warrants were converted into 1,691,416 shares of common stock. The net proceeds were $15.2 million.

   The Company adopted the 1993 Stock Option Plan in fiscal 1994 and in fiscal 1995, adopted the 1994 Formula Stock Option Plan to award non-employee directors of the Company with stock options. The Plans are administered by the Company's board of directors which has the authority to determine the recipients, number of shares, and the related terms and provisions of the options which may be granted.

   The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. In accordance with APB Opinion No. 25, no compensation cost has been recognized in connection with these plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with Statement No. 123, the Company's net earnings (loss) and net earnings (loss) per share would have been reduced to the following pro forma amounts.

                                                           Years ended
                                                    --------------------------
                                                    June 28, June 27, June 26,
                                                      1997     1998     1999
                                                    -------- -------- --------
     Net earnings (loss) as reported...............  $ 938    $4,021  $(1,251)
                                                     =====    ======  =======
     Pro forma net earnings (loss).................  $ 226    $2,118  $(3,178)
                                                     =====    ======  =======
     Basic net earnings (loss) per share as
      reported.....................................  $0.14    $ 0.50  $ (0.13)
                                                     =====    ======  =======
     Pro forma basic net earnings (loss) per
      share........................................  $0.03    $ 0.26  $ (0.34)
                                                     =====    ======  =======
     Diluted net earnings (loss) per share as
      reported.....................................  $0.14    $ 0.47  $ (0.13)
                                                     =====    ======  =======
     Pro forma diluted net earnings (loss) per
      share........................................  $0.03    $ 0.25  $ (0.34)
                                                     =====    ======  =======

   The effect of applying Statement No. 123 as shown in the above pro forma disclosures is not representative of the pro forma effect on net earnings in future years because it does not take into consideration stock options granted prior to fiscal 1996.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants issued in fiscal 1999, 1998 and 1997: no dividend yield for all years; expected volatility of 82%, 76%, and 75% for 1999, 1998, and 1997, respectively; risk-free interest rates of 4.72% for 1999 grants, 5.8% for 1998 grants and 6% for 1997 grants; and expected lives of 4 years for 1999 and 1998 grants and 4 to 8 years for 1997 grants.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


   The following is a summary of stock option activity.

                                                Employee stock options
                                         -------------------------------------
                                          Option                   Weighted
                                          shares      Options      average
                                         available  outstanding exercise price
                                         ---------  ----------- --------------
   Balance at June 29, 1996.............   688,223     716,070      $ 7.39
     Options granted....................  (349,088)    349,088        6.46
     Options exercised..................       --      (52,964)       5.47
     Options expired....................    48,769     (48,769)       7.10
                                         ---------   ---------
   Balance at June 28, 1997.............   387,904     963,425        7.17
     Options added...................... 1,132,500         --          --
     Options granted....................  (465,579)    465,579       11.61
     Options exercised..................       --     (136,538)       6.08
     Options expired....................   101,800    (101,800)       9.61
                                         ---------   ---------
   Balance at June 27, 1998............. 1,156,625   1,190,666        8.84
     Options granted....................  (886,695)    886,695        6.59
     Options exercised..................       --     (222,035)       6.76
     Options expired....................   460,993    (484,993)      10.20
                                         ---------   ---------      ------
   Balance at June 26, 1999.............   730,923   1,370,333      $ 7.30
                                         =========   =========

   The weighted-average fair value of options granted during fiscal 1999, 1998 and 1997 was $3.13, $6.98 and $3.83, respectively. Effective August 26, 1998, the Company repriced all of its stock options which had been granted since June 29, 1997 to the closing market price as of that date, which was $6.00 per share. Options which had been granted to directors of the company during the same period were not repriced.

   The following is a summary of information relating to stock options outstanding at June 26, 1999:

                               Options Outstanding            Options Exercisable
                     --------------------------------------- ---------------------
                       Number                      Weighted-   Number    Weighted-
                     outstanding     Weighted-      average  exercisable  average
      Range of       at June 26, average remaining exercise  at June 26, exercise
   exercise prices      1999     contractual life    price      1999       price
   ---------------   ----------- ----------------- --------- ----------- ---------
    $ 3.83- 5.25        323,282      4.2 years      $ 4.03      81,922    $ 4.34
      6.00- 9.00        760,600      2.9              6.85     364,234      6.99
      9.75-14.50        254,751      6.6             11.28     149,824     10.60
     15.00-20.00         31,700      5.2             19.20       6,000     19.25
                      ---------                                -------
                      1,370,333      4.0            $ 7.30     601,980    $ 7.65
                      =========                                =======

   Notes receivable for common stock purchases are due through October 2000 or upon termination of employment with the Company, if earlier. Interest accrues at 6.28% per annum.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(7) Income Taxes

   Income tax expense (benefit) consists of the following:

                                                             Years ended
                                                      --------------------------
                                                      June 28, June 27, June 26,
                                                        1997     1998     1999
                                                      -------- -------- --------
   Current:
     Federal.........................................  $ 775    $2,141   $ 245
     State...........................................    214       288      99
                                                       -----    ------   -----
       Total current.................................    989     2,429     344
                                                       -----    ------   -----
   Deferred:
     Federal.........................................   (294)     (267)   (779)
     State...........................................   (145)      304    (215)
                                                       -----    ------   -----
       Total deferred................................   (439)       37    (994)
                                                       -----    ------   -----
                                                       $ 550    $2,466   $(650)
                                                       =====    ======   =====

   The actual tax expense differs from the "expected" tax expense (benefit) (computed by applying the U.S. federal corporate income tax rate of 34% to earnings (loss) before income taxes) as follows:

                                                           Years ended
                                                    --------------------------
                                                    June 28, June 27, June 26,
                                                      1997     1998     1999
                                                    -------- -------- --------
   Computed "expected" tax expense (benefit).......   $506    $2,205   $(646)
   Increase (reduction) in income taxes resulting
    from:
     State taxes, net of federal benefit...........     45       391     (76)
     Research and experimentation tax credit.......    (44)      (87)     90
     Valuation reserve movement....................    --       (171)    (99)
     Other.........................................     43       128      81
                                                      ----    ------   -----
                                                      $550    $2,466   $(650)
                                                      ====    ======   =====

   Total income tax expense was allocated as follows:

                                                           Years ended
                                                    --------------------------
                                                    June 28, June 27, June 26,
                                                      1997     1998     1999
                                                    -------- -------- --------
   Income (loss) from operations...................   $550    $2,466  $  (650)
   Stockholders' equity, for compensation expense
    for tax purposes in excess of amounts
    recognized for financial statement purposes....    (62)     (276)    (443)
                                                      ----    ------  -------
                                                      $488    $2,190  $(1,093)
                                                      ====    ======  =======

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                             June 27, June 26,
                                                               1998     1999
                                                             -------- --------
   Deferred tax assets:
     Net operating loss carryforwards.......................  $2,164   $1,415
     Accrued liabilities....................................     283      939
     Inventory .............................................     613    1,165
     Accounts receivable, principally due to allowance for
      doubtful accounts.....................................     118      251
                                                              ------   ------
       Total deferred tax assets............................   3,178    3,770
     Less: valuation allowance .............................     (99)     --
                                                              ------   ------
       Deferred tax assets..................................   3,079    3,770
   Deferred tax liabilities:
     Property and equipment, principally due to differences
      in depreciation methods...............................     623      320
                                                              ------   ------
       Net deferred tax assets..............................  $2,456   $3,450
                                                              ======   ======

   The net change in the total valuation allowance for the years ended June 26, 1999 and June 27, 1998 was $99 and $171, respectively. The valuation allowance was principally attributable to state operating loss carryforwards.

   The Company has foreign operating loss carryforwards of approximately $2.9 million related to its foreign subsidiary which are available indefinitely to offset future taxable income of the subsidiary.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods during which deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(8) Earnings (Loss) Per Share

   Basic earnings (loss) per share is based upon the weighted average common shares outstanding during each year. Diluted earnings (loss) per share is based upon the weighted average of common shares and dilutive common stock equivalent shares outstanding during each year. The weighted average number of shares used to compute diluted earnings (loss) per share consisted of the following:

                                     Years ended              Six Months ended
                            ----------------------------- -------------------------
                            June 28,  June 27,  June 26,  December 26, December 25,
                              1997      1998      1999        1998         1999
                            --------- --------- --------- ------------ ------------
                                                                 (Unaudited)
   Weighted average common
    shares outstanding
    during the year.......  6,686,253 8,052,926 9,398,289  8,593,863    11,500,957
   Weighted average common
    equivalent shares due
    to stock options and
    warrants..............     91,187   476,021       --         --        680,814
                            --------- --------- ---------  ---------    ----------
                            6,777,440 8,528,947 9,398,289  8,593,863    12,181,771
                            ========= ========= =========  =========    ==========

   For the year ended June 26, 1999 and for the six months ended December 26, 1998, common equivalent shares of 435,345 and 92,591, respectively, resulting from stock options and warrants were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

(9) Sales and Revenue

   Total revenue consists of product sales, research contract revenue and other revenue. Other revenue includes revenues from service and repair activities and consulting.

   One commercial customer accounted for 45%, 40% and 38% of total revenue for the years ended June 26, 1999, June 27, 1998 and June 28, 1997, respectively, and 50.0% for the six months ended December 25, 1999. At June 26, 1999 and June 27, 1998, accounts receivable from this customer totaled $7.7 million and $3.3 million, respectively. A second customer accounted for approximately 8%, 6% and 10% of total revenue in 1999, 1998 and 1997, respectively.

   Sales to customers in foreign countries for the years ended June 26, 1999, June 27, 1998 and June 28, 1997 were $16.0 million, $18.9 million and $10.1 million, respectively, and $11.9 million for the six months ended December 25, 1999. At June 26, 1999 and June 27, 1998, accounts receivable from foreign customers totaled $3.5 million and $8.3 million, respectively.

(10) Commitments

   The Company may borrow up to $8 million from a bank under an unsecured demand line of credit with interest at the bank's prime rate (7.75% at June 26, 1999). Borrowings under the line are limited to 100% of the Company's cash balance plus 80% of domestic accounts receivable under 90 days outstanding. The Company may fix a portion or all of the outstanding balances under the line for periods up to the remaining term of the line. The line may be used for standby letters of credit.

   There are fees of 1.5% for any standby letters of credit and 0.25% on the unused portion of the line. There were no outstanding borrowings at June 26, 1999 and June 27, 1998. The line of credit expires in May 2000. No security pledges of assets can be granted nor dividends paid without the approval of the bank that issued the unsecured line of credit.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(11) Acquisitions

   On April 5, 1999, the Company completed the acquisition of Klee Corporation ("Klee"), a manufacturer of physical vapor deposition process systems targeted to a segment of electronics packaging known as under-bump metallurgy or flip-chip packaging. Klee had limited operations through the date of the acquisition. The Company acquired all of the stock of Klee in exchange for 310,604 shares of the Company's common stock. The acquisition was accounted for on a pooling of interests basis. The Company's consolidated financial statements have not been restated for periods prior to acquisition as the acquisition was considered to be an immaterial pooling.

   On November 4, 1998, the Company completed the acquisition of PlasmaQuest, Inc., a manufacturer of systems for research and development, magnetic disk head processing, and electronic packaging applications. The acquired company was renamed ASTeX PlasmaQuest, Inc. ("PlasmaQuest"). The Company acquired all of the stock of PlasmaQuest for a preliminary purchase price of $23 net of cash acquired of $124. The purchase price was paid in cash from the Company's cash balances. The terms of certain of the Company's acquisition agreements provide for amounts advanced to PlasmaQuest prior to the acquisition, to be repaid. At June 26, 1999, the amount to be repaid to the Company was being negotiated. A reasonable estimate of the amount to be paid could not be determined at June 26, 1999. If the amounts are not repaid in full, the purchase price may be adjusted.

   On October 1, 1997, the Company completed the acquisition of Sorbios GmbH, renamed ASTeX GmbH, a manufacturer of ozone generators and air ionizers for semiconductor production. The Company acquired all of the stock of Sorbios GmbH for a total purchase price of $3.7 million. The purchase price was paid in cash, from the Company's cash balances. Costs associated with the acquired in-process research and development projects were charged to expense.

   On May 9, 1997, the Company completed its acquisition of the net assets of Converter Power, Inc. ("CPI"), a manufacturer of high efficiency, small form factor power sources used in semiconductor, medical, scientific and industrial applications. The Company acquired the net assets, exclusive of certain liabilities of CPI for a total purchase price of $7.4 million which included $6.5 million in cash, and 60,482 shares of the Company's common stock valued at $900 were issued to the prior owners of CPI. Costs associated with the acquired in-process research and development projects were charged to expense.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

   Except for Klee, all acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired and the liabilities assumed based on their fair values at the acquisition dates. The consideration paid and the fair value of the assets acquired and the liabilities assumed at the acquisition dates are summarized as follows:

                                                          Years ended
                                                   ---------------------------
                                                   June 28, June 27,  June 26,
                                                     1997     1998      1999
                                                   -------- --------  --------
   Consideration paid:
     Cash.........................................  $6,483  $ 3,683   $   147
     Common stock (60,482 shares in 1997).........     896      --        --
                                                    ------  -------   -------
       Total consideration paid...................  $7,379  $ 3,683   $   147
                                                    ======  =======   =======
   Allocation of purchase price:
     Cash.........................................  $  --   $   --    $   124
     Accounts receivable..........................   1,255    1,180     1,016
     Inventories..................................   2,050      970       298
     Property and equipment and other assets......     769    2,551     1,141
     Liabilities assumed..........................    (957)  (3,407)   (2,825)
     Acquisition related expenses, net of tax
      benefits where applicable...................     945      212       --
     Goodwill and other intangible assets.........   3,317    2,177       393
                                                    ------  -------   -------
       Total purchase price.......................  $7,379  $ 3,683   $   147
                                                    ======  =======   =======

   The following unaudited pro forma results of operations give effect to the acquisitions as if the ASTeX GmbH and CPI acquisitions had occurred at the beginning of fiscal 1997 (the effect of the PlasmaQuest and Klee acquisitions is insignificant). Such pro forma information reflects certain adjustments including amortization of goodwill, interest expense, interest income, income tax effect and an increase in the number of weighted average shares outstanding. This pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place as described and is not necessarily indicative of results that may be obtained in the future.

                                                                Years ended
                                                            -------------------
                                                            June 28,  June 27,
                                                              1997      1998
                                                            --------- ---------
                                                                (Unaudited)
   Pro forma total revenue................................. $  59,458 $  84,414
                                                            ========= =========
   Pro forma net earnings.................................. $   1,143 $   4,877
                                                            ========= =========
   Pro forma basic earnings per share:
     Basic................................................. $    0.17 $    0.61
                                                            ========= =========
     Diluted............................................... $    0.17 $    0.57
                                                            ========= =========
   Pro forma weighted average common shares:
     Basic................................................. 6,738,411 8,052,926
                                                            ========= =========
     Diluted............................................... 6,827,199 8,528,947
                                                            ========= =========

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(12) Transaction with Stockholder

   In 1997, the Company sold the net assets of a subsidiary, Ehrhorn Technological Operations ("ETO"), Alpha product line with a cost of $565, to Alpha/Power, Inc. ("API") in exchange for cash and a note receivable. A majority of API is owned by a former owner of ETO who is currently an ASTeX stockholder. In connection with this sale, API agreed to assume and indemnify ETO against all obligations to provide warranty for Alpha products sold prior to the sale. There was no gain or loss associated with the sale.

(13) Noncash Financing and Investing Activities

   During the year ended June 26, 1999, 21,940 shares of common stock were returned to the Company in lieu of cash reimbursement for warranty costs incurred related to products shipped by CPI prior to their acquisition by the Company.

   In connection with the exercise of stock options, a tax benefit of $443, $276 and $62 was recorded as additional paid-in capital for the years ended June 26, 1999, June 27, 1998 and June 28, 1997 respectively.

(14) Retirement Plans

   Prior to January 1, 1997, the Company sponsored two defined contribution 401(k) retirement plans covering substantially all employees of the Company. The Company contributed 20% of employee voluntary contributions up to 5% of eligible wages for the plan covering employees of ASTeX, ASTeX/Gerling Laboratories, and Newton Engineering Service, Inc. The Company contributed 50% of employee voluntary contributions up to 6% of eligible wages for the plan covering employees of ETO. Beginning January 1, 1997, the Company merged the plans and under the new plan contributes 50% of employee voluntary contributions up to 6% of eligible wages on a discretionary basis. Total expense under the plans amounted to $87, $324 and $110 for the years ended June 26, 1999, June 27, 1998 and June 28, 1997, respectively.

(15) New Accounting Pronouncements

   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will become effective during fiscal year 2001. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

   The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

   Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. These methods must be consistent with the entity's approach to managing risk.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


   Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, will become effective in fiscal year 2000. SOP 98-1 requires that certain internal and external costs be expensed or capitalized when incurred to develop or obtain software for internal use. Generally, costs incurred during the preliminary project and post-implementation/operation stages, as well as conversion and general and administrative costs are to be expensed as incurred. Certain costs incurred during the application and development stage are to be capitalized.

   The Company is evaluating the impact of Statement No. 133 and SOP 98-1.

(16) Restructuring Charges and Other Related Expenses

   During 1999, the Company consolidated its Modesto, California operations into its Woburn, Massachusetts and Colorado Springs, Colorado sites. The Company also consolidated its Beverly, Massachusetts operation into Woburn. These consolidations resulted in a restructuring charge of $1,497. The restructuring charge consisted of severance relating to the termination of 70 employees, abandonment of leasehold improvements and fixed assets, and facility costs (primarily future lease payments relating to abandoned facilities). Accrued expenses at June 26, 1999 included approximately $174, primarily relating to restructuring accruals for facility costs expected to be paid over the next 9 months. As of December 25, 1999 all 70 employees have been terminated.

   In connection with the aforementioned consolidations, the Company wrote down inventory having a cost of $1,090 during 1999. The write-down was due to excess inventory resulting from the unexpected severity of the downturn in the semiconductor equipment industry, excess and obsolete customer-specific inventory, and the abandonment of certain marginal product lines. The Company also incurred $393 of other transition costs related to the consolidations for moving assets and training personnel. The write-down of inventory and other transition costs are reflected in the consolidated statement of operations as a component of cost of sales and revenues, and general and administrative expenses, respectively.

   Also during 1999, the Company announced the consolidation of PlasmaQuest operations based in Dallas, Texas into its newly leased space in Wilmington, Massachusetts. This consolidation has resulted in a restructuring charge of approximately $763, primarily consisting of severance relating to the termination of 16 employees, abandonment of leasehold improvements and fixed assets, and facility costs (primarily future lease payments relating to the abandoned facility). The consolidation of the facility is expected to begin in the first quarter of Fiscal 2000 and take 6 months to complete. As of December 25, 1999 all 16 employees have been terminated.

   Total 1999 costs related to restructurings, inventory writedowns and transition costs were $3,743.

   The following table summarizes the recorded accruals and uses of the above restructuring and impairment actions:

                                             Asset    Severance Exit
                                          Impairments Benefits  Costs Total
                                          ----------- --------- ----- ------
First Quarter Restructuring
   Total charge.......................       $606       $579    $312  $1,497
   Cash payments......................          8        546     140     694
   Non-cash items.....................        598        --      --      598
   Adjustments of accrual.............        --         (33)      2     (31)
                                             ----       ----    ----  ------
     Accrual balance, as of June 26,
     1999.............................        --         --      174     174
Fourth Quarter Restructuring
   Total charges......................        183        196     384     763
   Non-cash items.....................        183        --      --      183
                                             ----       ----    ----  ------
     Accrual balance as of June 26,
     1999.............................        --         196     384     580
                                             ----       ----    ----  ------
Total accrual balance as of June 26,
 1999.................................       $--        $198    $556  $  754
                                             ====       ====    ====  ======

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

(17) Segment and Related Information

   The company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in 1999, which changes the way the Company reports information about its operating segments. The information for 1998 and 1997 has been restated from prior years' presentation in order to conform to the 1999 presentation.

   The Company has four reportable segments, Semiconductor, Medical and Industrial, Systems, and Corporate, that have separate financial results that are reviewed by the Company's chief operating decision maker. Identifiable assets and capital expenditures data are presented geographically as they are managed on that basis.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                          Medical
                                            and
                           Semiconductor Industrial Systems  Corporate  Total
                           ------------- ---------- -------  --------- -------
Six months ended December
 25, 1999 (Unaudited):
   Net sales.............     $45,764     $ 9,643   $ 6,261   $   --   $61,668
   Inter-segment net
   sales.................       1,366          12       --        --     1,378
   Profit (loss) from
   operations............      11,942         726      (242)   (4,133)   8,293
   Depreciation..........         752         166       196       469    1,583
Six months ended December
 26, 1998 (Unaudited):
   Net sales.............      15,082      12,616     1,256       --    28,954
   Inter-segment net
   sales.................         435       1,033       --        --     1,468
   Profit (loss) from
   operations............      (3,132)       (958)     (337)   (2,012)  (6,439)
   Depreciation..........         890         311        99       112    1,412
Year ended June 26, 1999:
   Net sales.............      51,341      22,611     4,257       --    78,209
   Inter-segment net
   sales.................       3,225           8       --        --     3,233
   Profit (loss) from
   operations............       3,736         332    (1,306)   (5,336)  (2,574)
   Depreciation..........       1,195         304       336       823    2,658
Year ended June 27, 1998:
   Net sales.............      52,804      27,715     2,917       --    83,436
   Inter-segment net
   sales.................       3,749         --        --        --     3,749
   Profit (loss) from
   operations............       5,634       3,508       128    (3,361)   5,909
   Depreciation..........       1,374         478       175       167    2,194
Year ended June 26, 1997:
   Net sales.............      29,333      15,669     2,965       --    47,967
   Inter-segment net
   sales.................       1,435         --        --        --     1,435
   Profit (loss) from
   operations............       1,847       2,706       243    (3,137)   1,659
   Depreciation..........       1,218         302       181       124    1,825

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


   Financial information relating to the Company's geographic areas was as follows:

                                                             Total Revenue
                                                       -------------------------
                                                         1997     1998    1999
                                                       -------- -------- -------
United States......................................... $37,884  $64,513  $62,244
Europe................................................   6,261   12,291   11,175
Other.................................................   3,822    6,632    4,790
                                                       -------  -------  -------
                                                       $47,967  $83,436  $78,209
                                                       =======  =======  =======
                                                           Long-lived Assets
                                                       -------------------------
                                                                          June
                                                       June 28, June 27,   26,
                                                         1997     1998    1999
                                                       -------- -------- -------
United States......................................... $ 7,503  $ 8,245  $ 7,849
Europe................................................     --       279      299
                                                       -------  -------  -------
                                                       $ 7,503  $ 8,524  $ 8,148
                                                       =======  =======  =======
                                                          Identifiable Assets
                                                       -------------------------
                                                                          June
                                                       June 28, June 27,   26,
                                                         1997     1998    1999
                                                       -------- -------- -------
United States......................................... $39,327  $48,533  $76,534
Europe................................................     --     2,760    4,001
                                                       -------  -------  -------
                                                       $39,327  $51,293  $80,535
                                                       =======  =======  =======
                                                         Capital Expenditures
                                                       -------------------------
                                                                          June
                                                       June 28, June 27,   26,
                                                         1997     1998    1999
                                                       -------- -------- -------
United States......................................... $ 1,030  $ 2,878  $ 1,733
Europe................................................     --       121      106
                                                       -------  -------  -------
                                                       $ 1,030  $ 2,999  $ 1,839
                                                       =======  =======  =======

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

(18) Quarterly Financial Data (Unaudited)

                                                                         Diluted
                                                                           Net
                                                   Earnings     Net     Earnings
                                   Total   Gross  (Loss) From Earnings   (Loss)
                                  Revenue Profit  Operations   (Loss)   Per Share
                                  ------- ------- ----------- --------  ---------
   1999
   First Quarter................. $12,100 $ 1,175   $(5,713)  $(3,481)   $(0.41)
   Second Quarter................  16,854   4,499      (726)     (436)    (0.05)
   Third Quarter.................  20,942   7,075     1,438       784      0.08
   Fourth Quarter................  28,313   9,905     2,427     1,882      0.16
                                  ------- -------   -------   -------    ------
   Year ended June 26............ $78,209 $22,654   $(2,574)  $(1,251)   $(0.22)
                                  ======= =======   =======   =======    ======
   1998
   First Quarter................. $17,421 $ 6,474   $ 1,677   $ 1,155    $ 0.14
   Second Quarter................  22,440   8,230     2,099     1,275      0.15
   Third Quarter.................  23,462   8,207     2,252     1,578      0.18
   Fourth Quarter................  20,113   5,538      (119)       13       --
                                  ------- -------   -------   -------    ------
   Year ended June 27............ $83,436 $28,449   $ 5,909   $ 4,021    $ 0.47
                                  ======= =======   =======   =======    ======

(19) Comprehensive Income (Unaudited)

   The components of total comprehensive loss for the six months ended December 25, 1999 and December 26, 1998 are as follows:

                                                           Six Months Ended
                                                       -------------------------
                                                       December 26, December 25,
                                                           1998         1999
   Net earnings (loss)................................   $(3,917)      $5,792
   Other comprehensive income (loss)..................       141          (80)
                                                         -------       ------
   Comprehensive income (loss)........................   $(3,776)      $5,712
                                                         =======       ======

(20) Subsequent Event

   On August 24, 1999, the Company acquired substantially all of the assets of Shamrock from Sputtered Films, Inc. for cash consideration of $6 million. The acquisition of this product line will be accounted for by the purchase method of accounting.

   Photographs of ASTeX equipment:

   Nimbus 300 Process systems for advanced packaging

   Shamrock 150(TM) Process systems for magnetic sensors, MRAM, and disk drive heads

   Liquozon(TM) Ozonated water delivery system

   SmartPower(TM) Microwave power generation module

   ASTRON(R) Reactive gas generator for atomic fluorine and other gases

[ASTEX LOGO APPEARS HERE]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                SUBJECT TO COMPLETION, DATED MARCH 3, 2000

                             2,600,000 Shares

                                 Logo of Astex

                                  Common Stock

                                  -----------

  We are offering 2,500,000 shares and the selling stockholders are selling 100,000 shares of our common stock with this prospectus. We will not receive any of the proceeds from shares of our common stock sold by the selling shareholders. Our common stock is traded on the Nasdaq National Market under the symbol "ASTX." The last reported sale price of our common stock on the Nasdaq National Market on March 2, 2000 was $35.125 per share.

                                  -----------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 4.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds, before expenses, to ASTeX.............................   $       $
Proceeds, before expenses, to the selling stockholders..........   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an additional 390,000 shares from us to cover any over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common stock to
investors on     , 2000.

                                  -----------

Robertson Stephens International
           CIBC World Markets
                    Needham & Company, Inc.
                                                    Adams, Harkness & Hill, Inc.

               The date of this Prospectus is March   , 2000

                                  UNDERWRITING

   The underwriters named below, represented by Robertson Stephens, CIBC World Markets Corp., Needham & Company, Inc. and Adams, Harkness & Hill, Inc. (the Representatives), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from us and the selling stockholders the number of shares of common stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The Underwriting Agreement provides that the obligations of the underwriters to pay for and accept delivery of such shares are subject to certain conditions precedent, and that the underwriters are committed to purchase all of such shares, if any are purchased.

     Underwriters                                                Number of Shares
     ------------                                                ----------------
     FleetBoston Robertson Stephens Inc.........................
     CIBC World Markets Corp....................................
     Needham & Company, Inc.....................................
     Adams, Harkness & Hill, Inc. ..............................
                                                                    ---------
     International Underwriters
     --------------------------
     FleetBoston Robertson Stephens International Limited.......
     CIBC World Markets plc.....................................
     Needham & Company, Inc.....................................
     Adams, Harkness & Hill, Inc................................
                                                                    ---------
       Total....................................................    2,600,000
                                                                    =========

   The Representatives have advised us that the underwriters initially propose to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow to selected dealers a
concession of not more than $   per share, and the underwriters may allow, and
such dealers may reallow, a concession of not more than $   per share to
certain other dealers. After this offering, the offering price and other selling terms may be changed by the Representatives. We estimate that the total offering expenses, other than underwriting discounts and commissions, will be
$   .

   The underwriters have an option to buy up to 390,000 additional shares of common stock from us at the same price per share that we will receive for the 2,600,000 shares that the underwriters have agreed to purchase from us and the selling stockholders. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

   Our directors and officers, holding in the aggregate 1,099,670 shares of common stock after this offering, have agreed that, for a period of 90 days after the date of this prospectus, they will not, without the prior written consent of Robertson Stephens, directly or indirectly sell, offer to sell or otherwise dispose of any such shares of common stock or any right to acquire such shares. In addition, we have agreed that, for a period of 90 days after the date of this prospectus, we will not, without the prior written consent of Robertson Stephens, issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities or any other securities convertible into or exchangeable for the common stock or other equity security, other than the grant of options to purchase common stock or the issuance of shares of common stock under our stock option and stock purchase plans and the issuance of shares of common stock pursuant to the exercise of outstanding options and warrants.

   The Underwriting Agreement provides that we indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make arising from these types of liabilities.

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

                                    EXPERTS

   The consolidated financial statements of Applied Science and Technology, Inc. and subsidiaries as of June 26, 1999 and June 27, 1998 and for each of the years in the three-year period ended June 26, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the common stock offered with this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with the common stock offered with this prospectus will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered.

   Item                                                               Amount
   ----                                                             -----------
   SEC Registration Fee............................................ $ 25,661.79
   Nasdaq Listing Fee..............................................   17,500.00
   Legal Fees and Expenses.........................................  225,000.00
   Blue Sky Fees and Expenses......................................    7,500.00
   Accounting Fees and Expenses....................................   70,000.00
   Printing and Engraving..........................................  100,000.00
   Miscellaneous Fees and Expenses.................................   10,220.38
                                                                    -----------
     Total......................................................... $455,882.17
                                                                    ===========

Item 15. Indemnification of Directors and Officers.

   Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   The Certificate of Incorporation, as amended, and Bylaws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Bylaws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, its Bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

 Exhibit
 Number                               Description
 -------                              -----------
   *1.1  --Form of Underwriting Agreement.

  **4.1  --Certificate of Incorporation, as amended, dated July 1, 1992.

  **4.2  --Certificate of Amendment of Certificate of Incorporation, dated
          September 1, 1993.

  **4.3  --Bylaws, as amended.

 ***4.4  --Form of Certificate of Designation for the Series A Junior
          Participating Preferred Stock.

  **4.5  --Specimen Common Stock Certificate.

   *5.1  --Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered.
  *10(n) --Lease between the registrant and Ninety Industrial Way Wilmington
          LLC.
  *21.1  --List of Subsidiaries.
   23.1  --Consent of KPMG LLP.

  *23.2  --Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1).
  *24.1  --Power of Attorney (see page II-5).

  *27.1  --Financial Data Schedule.

--------

*   Previously filed as an exhibit to this Registration Statement.
** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-69098-B) declared effective on November 9, 1993, and incorporated herein by reference.
*** Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 5, 1998 in connection with the Company's adoption of a Shareholder Rights Plan, and incorporated herein by reference (Commission File No. 0-22646).
**** Previously filed as an exhibit to the Company's Registration Statement on Form S-3/Amendment No. 1 (Registration No. 333-71467) filed with the Commission on February 9, 1999, and incorporated herein by reference.

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts on the 3rd day of March, 2000.

                                          Applied Science and Technology, inc.

                                                  /s/ Richard S. Post
                                          By: _________________________________
                                                      Richard S. Post
                                                         President


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on March 3, 2000.

              Signature                          Title
              ---------                          -----

        /s/ Richard S. Post            Chairman of the Board,               ,
______________________________________  Chief Executive Officer
           Richard S. Post              and President (principal
                                        executive officer)

      /s/ William S. Hurley            Chief Financial Officer
______________________________________  and Senior Vice President
          William S. Hurley             (principal financial and
                                        accounting officer)

                  *                    Director
______________________________________
          Robert R. Anderson

                  *                    Director
______________________________________
           John R. Bertucci

              Signature                             Title
              ---------                             -----

                  *                                 Director
______________________________________
         Michael de Beaumont

                  *                                 Director
______________________________________
           Hans-Jochen Kahl

                  *                                 Director
______________________________________
            John M. Tarrh

    /s/ Richard S. Post

*By: _______________________

      Richard S. Post

     Attorney-in-fact

                                 EXHIBIT INDEX

  Exhibit
  Number                               Description
  -------                              -----------
     *1.1  --Form of Underwriting Agreement.
    **4.1  --Certificate of Incorporation, as amended, dated July 1, 1992.
    **4.2  --Certificate of Amendment of Certificate of Incorporation, dated
            September 1, 1993.
    **4.3  --Bylaws, as amended.
   ***4.4  --Form of Certificate of Designation for the Series A Junior
            Participating Preferred Stock.
    **4.5  --Specimen Common Stock Certificate.
     *5.1  --Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
            with respect to the legality of securities being registered.
    *10(n) --Lease between the registrant and Ninety Industrial Way Wilmington
            LLC.
    *21.1  --List of Subsidiaries.
     23.1  --Consent of KPMG LLP.
    *23.2  --Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
            (see Exhibit 5.1).
    *24.1  --Power of Attorney (see page II-5).
    *27.1  --Financial Data Schedule.

--------

*   Previously filed as an exhibit to this Registration Statement.
** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-69098-B) declared effective on November 9, 1993, and incorporated herein by reference.
*** Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 5, 1998 in connection with the Company's adoption of a Shareholder Rights Plan, and incorporated herein by reference (Commission File No. 0-22646).
**** Previously filed as an exhibit to the Company's Registration Statement on Form S-3/Amendment No. 1 (Registration No. 333-71467) filed with the Commission on February 9, 1999, and incorporated herein by reference.